                                                                  Exhibit 10.3.3
                                                                  --------------

                           LOAN AND SECURITY AGREEMENT


                  THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of August 26, 1999, among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), FOOTHILL CAPITAL CORPORATION, a California corporation, as agent for the Lenders ("Agent"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and TELXON CORPORATION, a Delaware corporation ("Borrower"), with its chief executive office located at 3330 West Market Street, Akron, Ohio 44333.

                  The parties agree as follows:

DEFINITIONS AND CONSTRUCTION.

1.1.     DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following definitions:

                  "30 DAY GOODS" shall mean, at any time, Inventory located in Canada that has not been fully paid for by a Company (other than Inventory purchased from another Company) and in respect of which less than thirty (30) days has expired since the date of delivery of such Inventory to such Company.

                  "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                  "ACCOUNTS" means, with respect to a Company, all currently existing and hereafter arising accounts, contract rights and all other forms of obligations owing to such Company arising out of the sale or lease of goods or the rendition of services by such Company, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                  "ADJUSTED EURODOLLAR RATE" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                  "ADVANCES" has the meaning set forth in SECTION 2.1(a).

                  "AFFILIATE" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or


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indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                  "AGENT" means Foothill, solely in its capacity as agent for the Lenders, and shall include any successor agent.

                  "AGENT ACCOUNT" has the meaning set forth in SECTION 2.7.

                  "AGENT ADVANCES" has the meaning set forth in SECTION 2.1(g).

                  "AGENT'S LIENS" has the meaning set forth in SECTION 4.1.

                  "AGENT-RELATED PERSONS" means Agent and any successor agent, together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

                  "AGREEMENT" has the meaning set forth in the preamble hereto.

                  "AIRONET" means Aironet Wireless Communications, Inc., a Delaware corporation.

                  "APPLICABLE REVOLVING MARGIN" means, with respect to any portion of the Revolving Loans constituting a Eurodollar Rate Loan, a percentage equal to 2.75% and with respect to any portion of Revolving Loans constituting Reference Rate Loans, a percentage equal to 0.50%; PROVIDED, that the Applicable Revolving Margin will be adjusted on the tenth day after receipt by Agent of Borrower's audited financial statements for its fiscal year ending March 31, 2000 based on EBITDA as calculated for such fiscal year and thereafter on the tenth day after receipt by Agent of Borrower's financial statements for the most recently ended calendar quarter based on EBITDA as calculated for the 12 month period ending on the day of such calendar quarter, as follows:

                                                                     Reference Rate         Eurodollar Rate
                                   EBITDA                                Loans                   Loans
                                   ------                                -----                   -----

             Less than 90% of projected EBITDA for the                   0.75%                   3.00%
             applicable period as set forth on Schedule A-1

             90% to and including 110% of projected EBITDA for           0.50%                   2.75%
             the applicable period as set forth on Schedule A-1

             More than 110% of projected EBITDA for the                  0.25%                   2.50%
             applicable period as set forth on Schedule A-1



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If Borrower fails to deliver to Agent its financial statements within the time required under SECTION 6.3, the Applicable Revolving Margin shall conclusively be presumed to be equal to the highest Applicable Revolving Margin specified in the above chart until delivery of such financial statements. In addition, if the audited financial statements of Borrower for any fiscal year show that, in accordance with the chart set forth above, a higher or lower Applicable Revolving Margin was applicable, the Applicable Revolving Margin shall be retroactively adjusted to such actual Applicable Revolving Margin.

                  "ASSIGNEE" has the meaning set forth in SECTION 15.1.

                  "ASSIGNMENT AND ACCEPTANCE" has the meaning set forth in
SECTION 15.1 and shall be in the form of EXHIBIT A-1 attached hereto or in such other form as is acceptable to Agent.

                  "AUTHORIZED PERSON" means any officer or other employee of Borrower.

                  "AVAILABILITY" means the amount that Borrower is entitled to borrow as Advances under SECTION 2.1, such amount being the amount by which the maximum amount available to be borrowed under Section 2.1 exceeds the principal amount of Advances (including Agent Advances and Foothill Loans) then outstanding (including any amounts that the Lender Group may have paid for the account of Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrower).

                  "AVERAGE UNUSED PORTION OF MAXIMUM REVOLVING AMOUNT" means, as of any date of determination, (a) the Maximum Revolving Amount, LESS (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, PLUS (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

                  "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C. Section 101 ET SEQ.), as amended, and any successor statute.

                  "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                  "BORROWER" has the meaning set forth in the preamble to this Agreement.

                  "BORROWER'S COLLATERAL" means all of the following:

                  (a)      the Accounts of Borrower,

                  (b)      the Company Books of Borrower,

                  (c)      the Equipment of Borrower,

                  (d)      the General Intangibles of Borrower,

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                  (e)      the Inventory of Borrower,

                  (f)      the Negotiable Collateral of Borrower,

                  (g)      the Real Property Collateral of Borrower,

                  (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

                  (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts of Borrower, the Company Books of Borrower, Equipment of Borrower, General Intangibles of Borrower, Inventory of Borrower, Negotiable Collateral of Borrower, Real Property Collateral of Borrower, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                  "BORROWING" means a borrowing hereunder consisting of Advances or Term Loans made on the same day by the Lenders to Borrower, or by Foothill in the case of a Foothill Loan, or by Agent in the case of an Agent Advance.

                  "BORROWING BASE" has the meaning set forth in SECTION 2.1(a).

                  "BORROWING BASE COMPANY" means each of Borrower, Telxon Canada and Telxon U.K.; PROVIDED, that neither Telxon Canada nor Telxon U.K. shall be a Borrowing Base Company until Agent so notifies Borrower and the Revolving/Term Lenders pursuant to SECTION 2.1(M) that Telxon Canada and/or Telxon U.K. will be Borrowing Base Companies.

                  "BRIDGE COMMITMENT" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Bridge Commitment" on SCHEDULE C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of SECTION 15.1, as such Bridge Commitment may be adjusted from time to time in accordance with the provisions of SECTION 15.1, and "Bridge Commitments" means, collectively, the aggregate amount of the Bridge Commitments of all of the Lenders.

                  "BRIDGE LENDERS" means a Lender with a Bridge Commitment.

                  "BRIDGE LOAN" has the meaning set forth in SECTION 2.3(c).

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.



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                  "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 15% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

                  "CLOSING DATE" means the date of the first to occur of the making of the initial Advance, the issuance of the initial Letter of Credit or the funding of the Term Loans.

                  "CODE" means the Illinois Uniform Commercial Code.

                  "COLLATERAL" means Borrower's Collateral and any other property or interests in property of a Person (including, without limitation, a Company) which is subject to Agent's Lien and secures the Obligations or a guaranty of the Obligations.

                  "COLLATERAL ACCESS AGREEMENT" means a landlord waiver or consent, mortgagee waiver or consent, bailee letter, or a similar acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment of a Company or Inventory of a Company, in each case, in form and substance satisfactory to Agent.

                  "COLLECTIONS" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                  "COMMITMENT" means, at any time with respect to a Lender, the sum of such Lender's Bridge Commitment and Revolving/Term Commitment, and "COMMITMENTS" means, collectively, the aggregate amount of the Commitments of all Lenders.

                  "COMMITMENT LETTER" means the Commitment Letter dated as of August 3, 1999 between Borrower and Foothill pertaining to a $100,000,000 credit facility.

                  "COMPANY" means each of Borrower, Telxon Canada, Telxon U.K. and PenRight!.

                  "COMPANY BOOKS" means, with respect to a Company, all of such Company's books and records including: ledgers; records indicating, summarizing, or evidencing such Company's properties or assets (including the Collateral of such Company) or liabilities; all information relating to such Company's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C-1 and delivered by the chief accounting officer of Borrower to Agent.

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                  "CONTROL AGREEMENT" means a control agreement, in form and substance reasonably satisfactory to Agent, between a Company, Agent, and the applicable securities intermediary with respect to the applicable Securities Account and related Investment Property.

                  "CURRENCY EXCHANGE RATE" shall mean, with respect to a currency, the rate determined by Agent (based on the rate set forth in the WALL STREET JOURNAL on the Friday on or before the date of determination or based on such other method and time of determination as Agent shall select in its sole discretion) to be the exchange rate for the purchase of Dollars with such currency.

                  "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

                  "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                  "DEFAULTING LENDER" means any Lender that fails to make any Advance or Term Loan that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance or Term Loan within 1 Business Day after written demand upon it by Agent to do so.

                  "DEFAULTING LENDERS RATE" means the Reference Rate for the first 3 days from and after the date the relevant payment is due and, thereafter, at the interest rate then applicable to Advances that are Reference Rate Loans.

                  "DESIGNATED ACCOUNT" means account number 611 911 439 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Agent.

                  "DESIGNATED ACCOUNT BANK" means Bank One, whose office is located at Cleveland, Ohio, and whose ABA number is 044000037.

                  "DILUTION" means, in each case based upon the experience of the most recently ended Dilution Period, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts of the Borrowing Base Companies, by (b) Collections of the Borrowing Base Companies (excluding extraordinary items) plus the Dollar amount of clause (a).

                  "DILUTION PERIOD" means, at any date of determination, the most recently ended 12 month period; PROVIDED, that for any date of determination after February 28, 2000, "Dilution Period" means, at any date of determination, the most recently ended 12 month period unless the most recently ended 3 month period yields a higher Dilution in which case "Dilution Period" means such 3 month period.



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                  "DILUTION RESERVE" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts hereunder by one percentage point for each percentage point by which Dilution is in excess of 5%.

                  "DIRECT AND OTHER SALES" means any sale by a Borrowing Base Company to an Account Debtor (other than a Value Added Distributor or Value Added Reseller) that does not constitute a Large Install.

                  "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Agent.

                  "DOLLAR EQUIVALENT" shall mean, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency.

                  "DOLLARS OR $" means United States dollars.

                  "EARLY TERMINATION PREMIUM" has the meaning set forth in
Section 3.6.

                  "EBITDA" means, for any period, the consolidated net income of Borrower for such period (exclusive of (i) any gains or losses in connection with the sale of any Stock of Aironet and (ii) extraordinary non-cash adjustments), plus depreciation, amortization, interest and taxes deducted in determining net income for such period.

                  "ELIGIBLE ACCOUNTS" means, with respect to a Borrowing Base Company, those Accounts created by such Borrowing Base Company in the ordinary course of business, that arise out of such Borrowing Base Company's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by such Borrowing Base Company to Agent in the Loan Documents, and that are and at all times continue to be acceptable to Agent in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Agent in Agent's reasonable credit judgment (without limiting the generality of the foregoing, Borrower acknowledges and agrees that the eligibility terms for Accounts arising from Large Installs, Accounts owing from Value Added Distributors and Accounts owing from Value Add Resellers shall be subject to revision by Agent). Eligible Accounts of a Borrowing Base Company shall not include the following:

                  (a) (i) Accounts owing by a Value Added Reseller that has failed to pay within 120 days of invoice or has selling terms of more than 60 days; (ii) Accounts owing by a Value Added Distributor that has failed to pay within 150 days of invoice date or has selling terms of more than 90 days; (iii) Accounts arising from sales of Large Installs that the Account Debtor has failed to pay within 180 days of invoice date or has selling terms of more than 30 days; and (iv) Accounts arising from Direct and Other Sales that the Account


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

Debtor has failed to pay within 90 days of invoice date or has selling terms of more than 30 days;

                  (b) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

                  (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of a Company;

                  (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional (including, without limitation, Accounts owing by MRK Technologies, Inc.);

                  (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (w) such Account is payable in Canadian dollars or Dollars owing to Telxon Canada by an Account Debtor organized under the laws of Canada or a province thereof with its chief executive office and place of business in a province of Canada and Telxon Canada is then a Borrowing Base Company pursuant to the terms of SECTION 2.1(m), (x) such Account is owing to Telxon U.K. by an Account Debtor organized under the laws of England with its chief executive office and place of business in England and Telxon U.K. is then a Borrowing Base Company pursuant to the terms of SECTION 2.1(m), (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Agent;

                  (f) Accounts with respect to which the Account Debtor is either (i) the United States, Canada or a province of Canada or any department, agency, or instrumentality of any thereof (exclusive, however, of Accounts of the United States or any department, agency or instrumentality thereof with respect to which Borrower has complied, to the satisfaction of Agent, with the Assignment of Claims Act, 31 U.S.C. Section 3727) or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

                  (g) Accounts with respect to which the Account Debtor is a creditor of such Borrowing Base Company, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account;

                  (h) Accounts with respect to an Account Debtor (other than Home Depot or Wal-Mart) whose total obligations owing to Borrowing Base Companies exceed the



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Dollar Equivalent of 10% of all Eligible Accounts of Borrowing Base Companies,
to the extent of the obligations owing by such Account Debtor in excess of such percentage; Accounts owing by Home Depot if its total obligations owing to Borrowing Base Companies exceed the Dollar Equivalent of 15% of all Eligible Accounts of Borrowing Base Companies, to the extent of the obligations owing by such Account Debtor in excess of such percentage; or Accounts owing by Wal-Mart if its total obligations owing to Borrowing Base Companies exceed the Dollar Equivalent of 15% of all Eligible Accounts of Borrowing Base Companies, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                  (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                  (j) Accounts the collection of which Agent, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                  (k) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

                  (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other jurisdiction that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such jurisdictions), unless such Borrowing Base Company has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report or similar document, with the applicable division of taxation, the department of revenue, or with such other offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

                  (m) Accounts that represent unearned progress payments or other advance billings that are due prior to the completion of performance by such Borrowing Base Company of the subject contract for goods or services;

                  (n) Accounts arising under maintenance or service contracts to the extent they are unearned;

                  (o) Accounts owing by a Value Added Distributor that has the right to return more than 10% of Inventory purchased from such Borrowing Base Company that gave rise to such Accounts;

                  (p) Accounts with respect to which the Account Debtor is located in Canada or England and the Account arises under a contract that prohibits a Lien on such Account unless a consent to such Lien has been obtained;

                  (q) Accounts evidenced by promissory notes or similar instruments;

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

                  (r) Accounts that are not subject to a valid and perfected first priority security interest in favor of Agent for the benefit of the Lender Group; and

                  (s) Accounts due from subvendors (i.e. "TIPS").

                  "ELIGIBLE INVENTORY" means, with respect to a Borrowing Base Company (other than Telxon U.K.), Inventory consisting of first quality finished goods held for sale in the ordinary course of such Borrowing Base Company's business and raw materials for such finished goods, that are located at such Borrowing Base Company's premises identified on SCHEDULE E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by such Borrowing Base Company to Agent in the Loan Documents, and that are and at all times continue to be acceptable to Agent in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Agent in Agent's reasonable credit judgment. In no event shall Inventory of Telxon U.K. be Eligible Inventory. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with such Borrowing Base Company's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

                  (a) it is not owned solely by such Borrowing Base Company or such Borrowing Base Company does not have good, valid, and marketable title thereto;

                  (b) in the case of Inventory of Borrower, it is not located at 6333 Rothway, Houston, Texas; and in the case of Inventory of Telxon Canada, it is not located on property owned or leased by Telxon Canada and listed on Schedule E-1, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

                  (c) it is not subject to a valid and perfected first priority security interest in favor of Agent for the benefit of the Lender Group;

                  (d) it consists of goods returned or rejected by such Borrowing Base Company's customers or goods in transit;

                  (e) it is obsolete or slow moving, a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes spare or service parts, "phantom parts", packaging and shipping materials, supplies used or consumed in such Borrowing Base Company's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment;

                  (f) it is Inventory accepted on trade;

                  (g) it is Inventory of Telxon U.K.;

                  (h) is Inventory in which Symbol Technologies, Inc. has a Lien; and

                  (i) it is located at a third party processor or an outside contractor.

                  "ELIGIBLE TRANSFEREE" means: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $100,000,000; provided that such bank is acting through a branch or agency located in the United States; (c) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $50,000,000; (d) any Affiliate (other than individuals) of a pre-existing Lender; (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower; and (f) during the continuation of an Event of Default, any other Person approved by Agent.

                  "EQUIPMENT" means, with respect to a Company, all of such Company's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of such Company's in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                  "ERISA AFFILIATE" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                  "ERISA EVENT" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                  "EURODOLLAR RATE" means, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum at which United States dollar deposits are offered to Agent (or its Affiliate) by major banks in the London interbank market (or other Eurodollar Rate market selected by Agent) on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

                  "EURODOLLAR RATE LOANS" means any Loan (or any portion thereof) made or outstanding hereunder during any period when interest on such Loan (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                  "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

                  "EXISTING LENDERS" means The Bank of New York and each other lender that is a party to the credit facility agented by The Bank of New York and Bank One, NA as lender under the Business Purpose Revolving Promissory Note separate from the Bank of New York credit facility.

                  "FEIN" means Federal Employer Identification Number.

                  "FOOTHILL" means Foothill Capital Corporation, a California corporation.

                  "FOOTHILL LOANS" has the meaning set forth in SECTION 2.1(f).

                  "FUNDING DATE" means the date on which a Borrowing occurs.

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                  "GENERAL INTANGIBLES" means, with respect to a Company, all of such Company's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Permits, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                  "GOVERNING DOCUMENTS" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through Stock or capital ownership or otherwise, by any of the foregoing.

                  "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "contaminants", "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                  "INDEBTEDNESS" means with respect to a Company: (a) all obligations of such Company for borrowed money, (b) all obligations of such Company evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Company in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products,
(c) all obligations of such Company under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of such Company, irrespective of whether such obligation or liability is assumed, and
(e) any obligation of such Company guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Company) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                  "INDEMNIFIED LIABILITIES" has the meaning set forth in SECTION 11.3.

                  "INDEMNIFIED PERSON" has the meaning set forth in SECTION
11.3.

                  "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law (including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Assignment Act (Canada) the Insolvency Law of 1986), assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief or any action or proceeding seeking or affecting the appointment of a receiver, manager, trustee, custodian or similar official for such Person or any substantial part of its property and assets.

                  "INTANGIBLE ASSETS" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                  "INTELLECTUAL PROPERTY" has the meaning ascribed thereto in
SECTION 5.16.

                  "INTELLECTUAL PROPERTY MORTGAGE" means that certain Patent, Trademark, Copyright and License Mortgage of even date herewith between Borrower and Agent, for the benefit of itself and Lenders.

                  "INTEREST PERIOD" shall mean for any Eurodollar Rate Loan, a period of approximately 30, 60 or 90 days duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; PROVIDED, that, Borrower may not elect an Interest Period which will end after the then current term of this Agreement.

                  "INVENTORY" means, with respect to a Company, all present and future inventory in which such Company has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Company's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                  "INVENTORY LETTER OF CREDIT" means a documentary Letter of Credit issued to support the purchase by Borrower or Telxon Canada (but only if Telxon Canada is then a Borrowing Base Company pursuant to SECTION 2.1(M)) of Inventory prior to transit to a location set forth on SCHEDULE E-1, that provides that all draws thereunder must require presentation of customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airway bill, customs clearance documents, quota statement, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance satisfactory to Agent and reflecting the passage to Borrower or Telxon Canada, as the case may be, of title to first quality Inventory conforming to Borrower's or Telxon Canada's contract with the seller thereof. Any such Letter of Credit shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Inventory.

                  "INVENTORY RESERVES" means reserves (determined from time to time by Agent in its discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible Inventory by Borrower and Telxon Canada (if Telxon Canada is then a Borrowing

Base Company), PLUS (b) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower and Telxon Canada (if Telxon Canada is then a Borrowing Base Company).

                  "INVESTMENT PROPERTY" means "investment property" as that term is defined in Section 9-115 of the Code.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "L/C" has the meaning set forth in SECTION 2.2(A).

                  "L/C GUARANTY" has the meaning set forth in SECTION 2.2(A).

                  "LARGE INSTALLS" means any sale by Borrower to an Account Debtor in excess of $1,000,000 requiring installation of Inventory at such Account Debtor's premises.

                  "LEGAL REQUIREMENTS" means all applicable international, foreign, federal, state, provincial and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits.

                  "LENDER" and "LENDERS" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of SECTION 15.1 hereof.

                  "LENDER GROUP" means, individually and collectively, each of the individual Lenders and Agent.

                  "LENDER GROUP EXPENSES" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by any Company under any of the Loan Documents that are paid or incurred by the Lender Group; fees or charges paid or incurred by the Lender Group in connection with the Lender Group's transactions with any Company, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC (or equivalent) searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Agent in the disbursement of funds to any Company (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Agent in examining any Company Books; costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Company (or any of its Subsidiaries party to one or more Loan Documents); and the Lender Group's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Company), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                  "LENDER-RELATED PERSONS" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender's Affiliates.

                  "LETTER OF CREDIT" means an L/C or an L/C Guaranty, as the context requires.

                  "LETTER OF CREDIT USAGE" means the sum of (a) the undrawn amount of Letters of Credit, PLUS (b) the amount of unreimbursed drawings under Letters of Credit.

                  "LIEN" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest be choate of inchoate, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including (a) trusts, deemed trusts, requirements to pay and statutory liens, (b) rights of repossession, reclamation or revindication or similar rights of unpaid supplies. and (c) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                  "LOAN" means an Advance or a Term Loan.

                  "LOAN ACCOUNT" has the meaning set forth in SECTION 2.10.

                  "LOAN DOCUMENTS" means this Agreement, the Disbursement Letter, the Letters of Credit, the Lockbox Agreements, the Stock Pledge Agreement, the Mortgages, the Patent Mortgage, the Trademark Mortgage, the Copyright Mortgage, any note or notes executed by Borrower and payable to the Lender Group, the guaranties and security agreements executed by Companies, and any other agreement entered into, now or in the future, in connection with this Agreement.

                  "LOCKBOX ACCOUNT" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

                  "LOCKBOX AGREEMENTS" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Agent, each of which is among a Company, Agent, and one of the Lockbox Banks.

                  "LOCKBOX BANKS" means Huntington National Bank, and such other banks as may be agreed upon by Agent and Borrower.

                  "LOCKBOXES" has the meaning set forth in SECTION 2.7.

                  "LOCK-UP AGREEMENT" means that certain Lock-Up Agreement dated as of April 13, 1999 among Aironet, SG Cowen Securities Corporation, Dain Rauscher Wessels, Prudential Securities, Inc. and Telxon Corporation.

                  "MAINTENANCE AND SERVICE CONTRACTS" means contracts between a Borrowing Base Company and an Account Debtor pursuant to which such Borrowing Base Company agrees to provide maintenance for the Inventory sold to such Account Debtor after the warranty for such Inventory has expired.

                  "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowing Base Companies taken as a whole, (b) the material impairment of a Borrowing Base Company's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral, or (d) a material impairment of the priority of the Agent's Liens with respect to the Collateral.

                  "MAXIMUM BRIDGE LOAN AMOUNT" means $30,000,000.

                  "MAXIMUM REVOLVING AMOUNT" means the Maximum Revolving/Term Loan Amount less the outstanding principal balance of Term Loan No. 1 and Term Loan No. 2.
                  "MAXIMUM REVOLVING/TERM LOAN AMOUNT" means $70,000,000; PROVIDED, that upon payment in full of the Bridge Loan, the Maximum Revolving/Term Loan Amount shall be increased to $80,000,00.

                  "MAXIMUM TERM LOAN NO. 1 AMOUNT" means $6,000,000.

                  "MAXIMUM TERM LOAN NO. 2 AMOUNT" means $10,000,000.

                  "MORTGAGES" means one or more mortgages, deeds of trust, hypothecs, or deeds to secure debt, executed by Borrower in favor of Agent, the form and substance of which shall be satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

                  "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                  "NEGOTIABLE COLLATERAL" means, with respect to a Company, all of such Company's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and the Company Books relating to any of the foregoing.

                  "OBLIGATIONS" means all loans, Advances, Term Loans, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, suretyships, covenants, and duties owing by Borrower to the Lender Group of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between the Lender Group and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that the Lender Group may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                  "OVERADVANCE" has the meaning set forth in SECTION 2.5.

                  "PARTICIPANT" has the meaning set forth in SECTION 15.1(e).

                  "PAY-OFF LETTER(S)" means one or more letters, in form and substance satisfactory to Agent, from Existing Lenders respecting the amount necessary to repay in full all of the obligations of each Company owing to Existing Lenders and obtain a termination or release of all of the Liens existing in favor of Existing Lenders in and to the properties or assets of each Company.

                  "PAYMENT DIRECTION NOTICE" means a written notice by Agent to the Lockbox Bank instructing such Lockbox Bank to transfer all funds deposited in the Lockbox Account at such Lockbox Bank to the Agent Account.

                  "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                  "PENRIGHT!" means PenRight! Corporation, a Delaware corporation.

                  "PERMITS" of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental Authority, which pursuant to applicable Legal

Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

                  "PERMITTED LIENS" means (a) Liens held by Agent for the benefit of the Lender Group, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on SCHEDULE P-1, (d) the interests of lessors under capital leases and purchase money Liens of lenders under purchase money financing to the extent that the lease or acquisition of the underlying asset is permitted under SECTION
7.21 and so long as the Lien only attaches to the asset leased or purchased and only secures the lease or purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of a Company and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of a Company and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of a Company, (i) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which a Company is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent, (k) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral or the value of any of the Agent's Liens thereon or therein for the benefit of the Lender Group, or materially interfere with the ordinary conduct of the business of a Company, and (l) Liens in favor of the Existing Lenders that will be released upon funding of the initial Loans pursuant to the terms of the Payoff Letters.

                  "PERMITTED PROTEST" means the right of a Company to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien or that may give rise to a Lien under Canadian or provincial law), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of such Company in an amount that is reasonably satisfactory to Agent, (b) any such protest is instituted and diligently prosecuted by such Company in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens in and to the Collateral.

                  "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "PERSONAL PROPERTY COLLATERAL" means all Collateral other than the Real Property Collateral.

                  "PLAN" means any employee benefit plan, program, or arrangement maintained or contributed to by any Company or with respect to which it may incur liability.

                  "PLEDGED STOCK" means the Stock of Aironet owned by Borrower and pledged to Agent pursuant to the Stock Pledge Agreement.

                  "PPSA" means the Personal Property Security Act (Ontario) and any other applicable personal property security statute of any other Province or Territory of Canada.

                  "PRO RATA BRIDGE SHARE" means, with respect to a Bridge Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Bridge Lender's Bridge Commitment and the denominator of which is the aggregate amount of the Bridge Commitments.

                  "PRO RATA REVOLVING/TERM SHARE" means, with respect to a Revolving/Term Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Revolving/Term Lender's Revolving/Term Commitment and the denominator of which is the aggregate amount of the Revolving/Term Commitments.

                  "PRO RATA SHARE" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the aggregate amount of the Commitments; PROVIDED, that after all or any portion of the Bridge Loan is repaid, the amount of such repayment shall be excluded from the calculation thereof.

                  "REAL PROPERTY" means any estates or interests in real or immovable property now owned or hereafter acquired by any Company.

                  "REAL PROPERTY COLLATERAL" means the parcel or parcels of real or immovable property and the related improvements thereto identified on SCHEDULE R-1, and any Real Property hereafter acquired by any Company.

                  "REFERENCE RATE" means the variable rate of interest, per annum, most recently announced by Wells Fargo Bank, N.A., or any successor thereto, as its "prime rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                  "REFERENCE RATE LOAN" means any Loan (or any portion thereof) made or outstanding hereunder during any period when interest on such Loan (or portion thereof) is payable based on the Reference Rate.

                  "RENEWAL DATE" has the meaning set forth in SECTION 3.4.

                  "REPORTABLE EVENT" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                  "REQUIRED BRIDGE LENDERS" means, at any time, Bridge Lenders whose Pro Rata Bridge Shares aggregate 51% or more of the Bridge Commitments, or, if the Bridge Commitments have been terminated irrevocably, 51% of the Bridge Loans then outstanding.

                  "REQUIRED LENDERS" means, at any time, Lenders whose Pro Rata Shares aggregate 51% or more of the Commitments, or, if the Commitments have been terminated irrevocably, 51% of the Obligations then outstanding.

                  "REQUIRED REVOLVING/TERM LENDERS" mean, at any time, Revolving/Term Lenders whose Pro Rata Revolving/Term Shares aggregate 51% or more of the Revolving/Term Commitments, or, if the Revolving/Term Commitments have been terminated irrevocably 51% of the sum of Revolving Loans, Term Loan No. 1 and Term Loan No.
2 then outstanding.

                  "RESERVE PERCENTAGE" means and refers to, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Agent (or its Affiliate) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Agent or its Affiliates.

                  "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                  "REVOLVING FACILITY USAGE" means, as of any date of determination, the sum of (a) the aggregate amount of Advances outstanding, PLUS
(b) the Letter of Credit Usage.

                  "REVOLVING/TERM COMMITMENT" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Revolving/Term Commitment" on SCHEDULE C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of SECTION 15.1, as such Revolving/Term Commitment may be adjusted from time to time in accordance with the provisions of SECTION 15.1, and "REVOLVING/TERM COMMITMENTS" means, collectively, the aggregate amount of the Revolving/Term Commitments of all of the Lenders.

                  "REVOLVING/TERM LENDER" means a Lender that has a Revolving/Term Commitment.

                  "SEC" means the United States Securities and Exchange Commission and any successor Federal agency having similar powers.

                  "SECURITIES ACCOUNT" means a "securities account" as that term is defined in Section 8-501 of the Code.

                  "SETTLEMENT" has the meaning set forth in SECTION 2.1(h)(i).

                  "SETTLEMENT DATE" has the meaning set forth in SECTION 2.1(h)(i).

                  "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                  "STOCK" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                  "STOCK PLEDGE AGREEMENT" means the Pledge Agreement of even date herewith between Borrower and Agent.

                  "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                  "TANGIBLE NET WORTH" means, as of any date of determination, the difference of (a) Borrower's total stockholder's equity on a consolidated basis, MINUS (b) the sum of: (i) all Intangible Assets of Borrower on a consolidated basis, (ii) all of Borrower's prepaid expenses on a consolidated basis, and (iii) all amounts due to Borrower from Affiliates on a consolidated basis.

                  "TELXON CANADA" means Telxon Canada Corporation Ltd., a corporation organized under the laws of the Province of Ontario, Canada.

                  "TELXON U.K." means Telxon Limited, a company organized under the laws of England.

                  "TERM LOAN" means each Term Loan No. 1, Term Loan No. 2 and Bridge Loan.

                  "TERM LOAN NO. 1" has the meaning set forth in SECTION 2.3(a).

                  "TERM LOAN NO. 2" has the meaning set forth in SECTION 2.3(b).

                  "VALUE ADDED DISTRIBUTOR" means an Account Debtor that acquires Inventory from a Borrowing Base Company for resale to end-users.

                  "VALUE ADDED RESELLER" means an Account Debtor that acquires Inventory from a Borrowing Base Company and adds value to such Inventory before reselling to end-users.

                  "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

                  "YEAR 2000 PROBLEM" means the risk that computer hardware, software, equipment and applications used by Companies or any of their material suppliers or customers may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and after December 31, 1999.

          1.2.     ACCOUNTING TERMS.

                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3.     CODE.

                  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4.     CONSTRUCTION.

                  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or any other Loan Documents, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Agent. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable.

          1.5.     SCHEDULES AND EXHIBITS.

                  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

          1.6.     CURRENCY.

                  All dollar amounts referred to in, or payable under, any Loan Document are denominated in Dollars unless otherwise stated. Without limiting the foregoing, all Loans shall be made and repaid in Dollars.

2.   LOAN AND TERMS OF PAYMENT.

          2.1.     REVOLVING ADVANCES.

(a) Subject to the terms and conditions of this Agreement and during the term of this Agreement, each Revolving/Term Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Revolving/Term Lender's Pro Rata Revolving/Term Share of an amount equal to the lesser of (i) the Maximum Revolving Amount LESS the aggregate amount of all the Letter of Credit Usage, or (ii) the Borrowing Base LESS (A) the aggregate amount of all Letter of Credit Usage (other than Inventory Letters of Credit), LESS (B) 70% of the aggregate amount of all undrawn or unreimbursed Inventory Letters of Credit, LESS (C) the aggregate amount of the Inventory Reserves. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                           (x) the lesser of (i) 85% of the Dollar Equivalent of
                  Eligible Accounts of the Borrowing Base Companies, LESS the amount, if any, of the Dilution Reserve, and (ii) an amount equal to Collections with respect to Accounts of the Borrowing Base Companies for the immediately preceding 60 day period, plus

                           (y) the lowest of (i) $10,000,000, (ii) 30% of the
                  Dollar Equivalent of the cost of Eligible Inventory, and (iii) 80% of the Dollar Equivalent of the orderly liquidation value on a going concern basis of the Eligible Inventory (as determined by Agent pursuant to appraisals acceptable to Agent), minus

                           (z) the aggregate amount of reserves established by
                  Agent under SECTION 2.1(b).

The Revolving/Term Lenders shall have no obligation to make further Advances hereunder to the extent they would cause the outstanding Revolving Facility Usage to exceed the Maximum Revolving Amount.

                  Amounts borrowed pursuant to this SECTION 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                  (b) ADVANCE RATE ADJUSTMENTS AND RESERVES; INVENTORY REAPPRAISALS.

                  (i) Anything to the contrary in SECTION 2.1(A) above notwithstanding, but without duplicating any reserves carried by a Borrowing Base Company on its books that are already excluded from Eligible Accounts or Eligible Inventory, Agent may create reserves against the Borrowing Base or reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default (w) for any amount subject to a Permitted Protest, (x) for amounts owing to landlords, warehousemen, processors and similar Persons that could assert a statutory lien in respect of any of the Collateral, (y) for possible fluctuations in the Currency Exchange Rate or for 30 Day Goods and (z) as determined by Agent in its reasonable discretion. Without limiting the generality of the foregoing, but without duplication as aforesaid, it is understood that Agent will establish the following reserves:

                  (A) a reserve for warranty claims equal to 3% of the amount of gross Eligible Accounts (as adjusted from time to time based on the actual warranty experience of Borrower);

                  (B) a reserve for royalty and licensing arrangements;

                  (C) a reserve for material overhead;

                  (D) a reserve for adjustment to the standard cost of new products to the remanufactured cost;

                  (E) a reserve for remanufactured goods;

                  (F) a reserve for quality problems with material; and

                  (G) a reserve of $342,650 until such time as a survey, in form and substance satisfactory to Agent, with respect to the Real Property commonly known as White Pond Drive, Akron, Ohio is delivered to Agent and the title company, and the title company promptly deletes the survey exception to the title policy issued to Agent with respect to such Real Property.

                  (ii) Agent shall have the right to have the Inventory reappraised by a qualified appraiser selected by Agent from time to time after the Closing Date for the purpose of redetermining the orderly liquidation value of the Inventory. In the absence of the occurrence and continuation of an Event of Default, such appraisals shall occur annually.

         (c) PROCEDURE FOR BORROWING. Each Borrowing shall be made upon Borrower's irrevocable request therefor delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) (i) on the requested Funding Date if such Advance is to be a Foothill Loan to the extent permitted in SECTION 2.1(D) or (ii) on the Business Day immediately preceding the requested Funding Date) if it is not to be a Foothill Loan, specifying (x) the amount of the Borrowing; and (y) the requested Funding Date, which shall be a Business Day.

         (d) AGENT'S ELECTION. Promptly after receipt of a request for a Borrowing pursuant to SECTION 2.1(c), Agent shall, if no Event of Default is then continuing and the amount of the requested Borrowing does not exceed $5,000,000, cause Foothill to make a Foothill Loan and otherwise Agent shall elect, in its discretion, (i) to have the terms of SECTION 2.1(e) apply to such requested Borrowing, or (ii) to have Foothill to make a Foothill Loan pursuant to the terms of SECTION 2.1(f) in the amount of the requested Borrowing.

         (e) MAKING OF ADVANCES.

                  (i) In the event that Agent shall elect to have the terms of this SECTION 2.1(E) apply to a requested Borrowing as described in SECTION 2.1(D), then promptly after receipt of a request for a Borrowing pursuant to
SECTION 2.1(C), Agent shall notify the Revolving/Term Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Revolving/Term Lender shall make the amount of such Revolving/Term Lender's Pro Rata Revolving/Term Share of the requested Borrowing available to Agent in immediately available funds, to such account of Agent as Agent may designate, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in SECTION 3 hereof, Agent shall make the proceeds of such Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by Agent to Borrower's Designated Account; PROVIDED, however, that, subject to the provisions of SECTION 2.1(k), Agent shall not request any Revolving/Term Lender to make, and no Revolving/Term Lender shall have the obligation to make, any Advance if Agent shall have received written notice from any Revolving/Term Lender, or otherwise has actual knowledge, that (1) one or more of the applicable conditions precedent set forth in SECTION 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability of Borrower on such Funding Date.

                  (ii) Unless Agent receives notice from a Revolving/Term Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least 1 Business Day prior to the date of such Borrowing, that such Revolving/Term Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Revolving/Term Lender's Pro Rata Revolving/Term Share of the Borrowing, Agent may assume that each Revolving/Term Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Revolving/Term Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Revolving/Term Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice submitted by Agent to any Revolving/Term Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Revolving/Term Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Revolving/Term Lender to make any Advance on any Funding Date shall not relieve any other Revolving/Term Lender of any obligation hereunder to make an Advance on such Funding Date, but no Revolving/Term Lender shall be responsible for the failure of any other Revolving/Term Lender to make the Advance to be made by such other Revolving/Term Lender on any Funding Date.

         (f) MAKING OF FOOTHILL LOANS.

                  (i) In the event that the conditions for a Foothill Loan set forth in SECTION 2.1(d) are satisfied or Agent shall otherwise elect to have the terms of this SECTION 2.1(f) apply to a requested Borrowing as described in
SECTION 2.1(d), Foothill as a Revolving/Term Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Foothill as a Revolving/Term Lender pursuant to this SECTION 2.1(f) being referred to as a "Foothill Loan" and such Advances being referred to collectively as "Foothill Loans") available to Borrower on the Funding Date applicable thereto by transferring same day funds to Borrower's Designated Account. Each Foothill Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Foothill as a Revolving/Term Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Advance). Subject to the provisions of SECTION 2.1(k), Agent shall not request Foothill as a Revolving/Term Lender to make, and Foothill as a Revolving/Term Lender shall not make, any Foothill Loan if Agent shall have received written notice from any Revolving/Term Lender, or otherwise has actual knowledge, that
(i) one or more of the applicable conditions precedent set forth in SECTION 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability of Borrower on such Funding Date. Foothill as a Revolving/Term Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in SECTION 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Foothill Loan.

                  (ii) The Foothill Loans shall be secured by the Collateral and shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances pursuant to SECTION 2.6 hereof.

         (g) AGENT ADVANCES.

                  (i) Subject to the limitations set forth in the proviso contained in this SECTION 2.1(g), Agent hereby is authorized by Borrower and the Revolving/Term Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in SECTION 3 have not been satisfied, to make Advances to Borrower on behalf of the Revolving/Term Lenders that Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in SECTION 10 (any of the Advances described in this SECTION 2.1(g) being hereinafter referred to as "Agent Advances"); PROVIDED, that the Required Revolving/Term Lenders may at any time revoke Agent's authorization contained in this SECTION 2.1(g) to make Agent Advances, any such revocation to be in writing and to become effective upon Agent's receipt thereof.

                  (ii) Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Advances pursuant to SECTION 2.6 hereof.

         (h) SETTLEMENT. It is agreed that each Revolving/Term Lender's funded portion of the Advances is intended by the Revolving/Term Lenders to equal, at all times, such Revolving/Term Lender's Pro Rata Revolving/Term Share of the outstanding Advances. Such agreement notwithstanding, Agent, Foothill, as a Revolving/Term Lender and the other Revolving/Term Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Foothill Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                  (i) Agent shall request settlement ("Settlement") with the Revolving/Term Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Foothill, with respect to each outstanding Foothill Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received by Agent, as to each by notifying the Revolving/Term Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Foothill Loans, and

Agent Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Revolving/Term Lender of the interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including SECTION 2.1(e)(iii)): (y) if a Revolving/Term Lender's balance of the Advances, Foothill Loans, and Agent Advances exceeds such Revolving/Term Lender's Pro Rata Revolving/Term Share of the Advances, Foothill Loans, and Agent Advances as of a Settlement Date, then Agent shall by no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the account of such Revolving/Term Lender as such Revolving/Term Lender may designate, an amount such that each such Revolving/Term Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Revolving/Term Share of the Advances, Foothill Loans, and Agent Advances; and (z) if a Revolving/Term Lender's balance of the Advances, Foothill Loans, and Agent Advances is less than such Term/Revolving Lender's Pro Rata Revolving/Term Share of the Advances, Foothill Loans, and Agent Advances as of a Settlement Date, such Revolving/Term Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to such account of Agent as Agent may designate, an amount such that each such Revolving/Term Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Revolving/Term Share of the Advances, Foothill Loans, and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Foothill Loan or Agent Advance and, together with the portion of such Foothill Loan or Agent Advance representing Foothill's Pro Rata Revolving/Term Share thereof, shall constitute Advances of such Revolving/Term Lenders. If any such amount is not made available to Agent by any Revolving/Term Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Revolving/Term Lender together with interest thereon at the Defaulting Lenders Rate.

                  (ii) In determining whether a Revolving/Term Lender's balance of the Advances, Foothill Loans, and Agent Advances is less than, equal to, or greater than such Revolving/Term Lender's Pro Rata Revolving/Term Share of the Advances, Foothill Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments and proceeds of Collateral actually received in good funds by Agent or Foothill with respect to principal, interest, fees payable by Borrower and allocable to the Revolving/Term Lenders hereunder. To the extent that a net amount is owed to any such Revolving/Term Lender after such application, such net amount shall be distributed by Agent or Foothill to that Revolving/Term Lender as part of such next Settlement.

                  (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Foothill Loans are outstanding, may pay over to Foothill any payments received by Agent, that, in accordance with the terms of this Agreement, would be applied to the reduction of the Advances, for application to Foothill's Pro Rata Revolving/Term Share of the Advances. If, as of any Settlement Date, Collections received by Agent since the then immediately preceding Settlement Date have been applied to Foothill's Pro Rata Revolving/Term Share of the Advances rather than to Foothill Loans or Agent Advances, as provided for in the previous sentence, Foothill shall pay to Agent for the accounts of the

Revolving/Term Lenders, and Agent shall pay to the Revolving/Term Lenders, to be applied to the outstanding Advances of such Revolving/Term Lenders, an amount such that each Revolving/Term Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Revolving/Term Share of the Advances. During the period between Settlement Dates, Foothill as a Revolving/Term Lender with respect to Foothill Loans, Agent with respect to Agent Advances, and each Revolving/Term Lender with respect to the Advances other than Foothill Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Foothill, Agent, or the Revolving/Term Lenders, as applicable.

                  (i) NOTATION. Agent shall record on its books the principal amount of the Advances owing to each Revolving/Term Lender, including the Foothill Loans owing to Foothill, and Agent Advances owing to Agent, and the interests therein of each Revolving/Term Lender, from time to time. In addition, each Revolving/Term Lender is authorized, at such Revolving/Term Lender's option, to note the date and amount of each payment or prepayment of principal of such Revolving/Term Lender's Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

                  (j) REVOLVING/TERM LENDERS' FAILURE TO PERFORM. All Advances (other than Foothill Loans and Agent Advances) shall be made by the Revolving/Term Lenders simultaneously and in accordance with their Pro Rata Revolving/Term Shares. It is understood that (i) no Revolving/Term Lender shall be responsible for any failure by any other Revolving/Term Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Revolving/Term Lender be increased or decreased as a result of any failure by any other Revolving/Term Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Revolving/Term Lender to perform its obligation to make any Advances hereunder shall excuse any other Revolving/Term Lender from its obligation to make any Advances hereunder.

                  (k) OPTIONAL OVERADVANCES. Any contrary provision of this Agreement notwithstanding, if the condition for borrowing under SECTION 3.2(D) cannot be fulfilled, the Revolving/Term Lenders nonetheless hereby authorize Agent or Foothill, as applicable, and Agent or Foothill, as applicable, may, but is not obligated to, knowingly and intentionally continue to make Advances (including Foothill Loans) to Borrower such failure of condition notwithstanding, so long as, at any time, (i) the outstanding Revolving Facility Usage does not exceed the Borrowing Base by more than $5,000,000 and (ii) the outstanding Revolving Facility Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolving Amount. The foregoing provisions are for the sole and exclusive benefit of Agent, Foothill, and the Revolving/Term Lenders and are not intended to benefit Borrower in any way. The Advances and Foothill Loans, as applicable, that are made pursuant to this SECTION 2.1(k) shall be subject to the same terms and conditions as any other Advance or Foothill Loan, as applicable, except that the rate of interest applicable thereto shall be the rate applicable to Reference Rate Loans with respect to Advances after giving effect to the default rate as set forth in SECTION 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default; PROVIDED, that the Required Revolving/Term Lenders may, at any time during the continuance of an Event of Default or if Borrower fails to satisfy any other material lending condition, revoke Agent's authorization contained in this SECTION 2.1(k) to make Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses), any such revocation to be in writing and to become effective upon Agent's receipt thereof.

                  In the event Agent obtains actual knowledge that Revolving Facility Usage exceeds the amount permitted by the preceding paragraph, regardless of the amount of or reason for such excess, Agent shall notify Revolving/Term Lenders as soon as practicable (and prior to making any (or any further) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Revolving/Term Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event any Revolving/Term Lender disagrees over the terms of reduction and/or repayment of any Overadvance, the terms of reduction and/or repayment thereof shall be implemented according to the determination of the Required Revolving/Term Lenders.

                  Each Revolving/Term Lender shall be obligated to settle with Agent as provided in SECTION 2.1(h) for the amount of such Revolving/Term Lender's Pro Rata Revolving/Term Share of any unintentional Overadvances by Agent reported to such Revolving/Term Lender, any intentional Overadvances made as permitted under this SECTION 2.1(k), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

                  (l) EFFECT OF BANKRUPTCY. If a case is commenced by or against Borrower under the U.S. Bankruptcy Code, or other statute providing for debtor relief, then, unless otherwise agreed by all Lenders, the Lender Group shall not make additional loans or provide additional financial accommodations under the Loan Documents to Borrower as debtor or debtor-in-possession, or to any trustee for Borrower, nor consent to the use of cash collateral (PROVIDED that the Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

                  (m) INCLUSION OF TELXON CANADA OR TELXON U.K. IN BORROWING BASE. Notwithstanding any other provision of this Agreement, no Accounts of Telxon Canada or Telxon U.K. shall be Eligible Accounts and no Inventory of Telxon Canada shall be Eligible Inventory, (i) until Agent has notified Borrower and Revolving/Term Lenders in writing that Agent has conducted an audit of the Accounts and/or Inventory of Telxon Canada, or the Accounts of Telxon U.K., as applicable, and that the results of each such audit are satisfactory to Agent, and (ii) Agent shall have received such guaranties, security agreements and other documents from Telxon Canada and Telxon U.K. as Agent may request, together with such amendments to this Agreement and the other existing Loan Documents, legal opinions, and certificates as Agent may request. In such notice, Agent shall specify any revisions to the eligibility criteria of Eligible Accounts and Eligible Inventory and/or advance rates with respect thereto which revisions shall be effective without further modification of this Agreement or the consent of Borrower.

     2.2. LETTER OF CREDIT SUBFACILITY.

         (a) AGREEMENT TO CAUSE ISSUANCE; AMOUNTS; OUTSIDE EXPIRATION DATE. Subject to the terms and conditions of this Agreement, Agent agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Agent shall have no obligation to issue a Letter of Credit if any of the following would result:

                  (i) the sum of 70% of the aggregate amount of all undrawn and unreimbursed Inventory Letters of Credit and duty and domestic landing costs PLUS 100% of the aggregate amount of all other types of Letter of Credit Usage, would exceed the Borrowing Base LESS the amount of outstanding Advances; or

                  (ii) the aggregate amount of all Letter of Credit Usage (including Inventory Letters of Credit) would exceed the lower of: (x) the Maximum Revolving Amount LESS the amount of outstanding Advances LESS the aggregate amount of Inventory Reserves and reserves established under SECTION 2.1(b); or (y) $5,000,000; or

                  (iii) the outstanding Obligations (other than Bridge Loan) would exceed the Maximum Revolving Amount.

Borrower expressly understands and agrees that Agent shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and the Revolving/Term Lenders acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under SECTION 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Agent in its sole discretion. If the Revolving/Term Lenders are obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Agent and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to such Advances under SECTION 2.6.

         (b) INDEMNIFICATION. Borrower hereby agrees to indemnify, save, defend, and hold the Revolving/Term Lenders harmless from any loss, cost, expense, or liability, including payments made by the Revolving/Term Lenders, expenses, and reasonable attorneys fees incurred by the Revolving/Term Lenders arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by the Revolving/Term Lenders and opened to or for Borrower's account or by Agent's interpretations of any L/C issued by the Revolving/Term Lenders to or for Borrower's account, even though this interpretation may be different from

Borrower's own, and Borrower understands and agrees that the Revolving/Term Lenders shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require the Revolving/Term Lenders to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold the Revolving/Term Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Revolving/Term Lenders under any L/C Guaranty as a result of the Revolving/Term Lenders' indemnification of any such issuing bank.

         (c) SUPPORTING MATERIALS. Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by the Revolving/Term Lenders to deliver to Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

         (d) COMPENSATION FOR LETTERS OF CREDIT. Any and all charges, commissions, fees, and costs incurred by Agent relating to the letters of credit guaranteed by the Revolving/Term Lenders shall be considered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent.

         (e) CASH COLLATERAL. Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Agent in an amount equal to 105% of the maximum amount of the Revolving/Term Lenders' obligations under Letters of Credit, or (ii) cause to be delivered to Agent releases of all of the Revolving/Term Lenders' obligations under outstanding Letters of Credit. At Agent's discretion, any proceeds of Collateral received by Agent after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this SECTION 2.2(e).

         (f) INCREASED COSTS. If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Agent with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                  (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                  (ii) there shall be imposed on the issuing bank or any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or the Revolving/Term Lenders of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or the Revolving/Term Lenders, then, and in any such case, the Revolving/Term Lenders may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Agent may specify to be necessary to compensate the issuing bank or the Revolving/Term Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in SECTION 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Agent, as the case may be, of any amount due pursuant to this SECTION 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     (g) PARTICIPATIONS.

         (i) PURCHASE OF PARTICIPATIONS. Immediately upon issuance of any Letter of Credit in accordance with this SECTION 2.2, each Revolving/Term Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Revolving/Term Lender's Pro Rata Revolving/Term Share of the face amount of such Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

         (ii) DOCUMENTATION. Upon the request of any Revolving/Term Lender, Agent shall furnish to such Revolving/Term Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably be requested by such Revolving/Term Lender.

         (iii) OBLIGATIONS IRREVOCABLE. The obligations of each Revolving/Term Lender to make payments to Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through Agent with respect to a Letter of Credit, and the obligations of Borrower to make payments to Agent, for the account of the Revolving/Term Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including any of the following circumstances:

                  (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                  (B) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower or any other Person and the beneficiary named in any Letter of Credit);

                  (c) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                  (e) the occurrence of any Default or Event of Default.

         (h) RECOVERY OR AVOIDANCE OF PAYMENTS. In the event any payment by or on behalf of Borrower received by Agent with respect to any Letter of Credit (or any guaranty by Borrower or reimbursement obligation of Borrower relating thereto) and distributed by the Agent to the Revolving/Term Lenders on account of their respective participations therein, is thereafter set aside, avoided or recovered from Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Revolving/Term Lenders shall, upon demand by Agent, pay to Agent their respective Pro Rata Revolving/Term Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by Agent upon the amount required to be repaid by it.

     2.3. TERM LOAN FACILITIES.

         (a) TERM LOAN NO. 1. Subject to the terms and conditions of this Agreement, each Revolving/Term Lender agrees to make a term loan ("Term Loan No. 1") to Borrower in an aggregate principal amount not to exceed such Revolving/Term Lender's Pro Rata Revolving/Term Share of the Maximum Term Loan No. 1 Amount. Term Loan No. 1 shall be repaid in monthly principal installments of $50,000. Each such installment shall be due and payable on the first day of each month commencing on October 1, 1999 and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of Term Loan No. 1 is paid in full. The outstanding principal balance and all accrued and unpaid interest under Term Loan No. 1 shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of Term Loan No. 1 may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Agent, all such prepaid amounts to be applied to the installments due on Term Loan No. 1 in the inverse order of their maturity. All amounts outstanding under Term Loan No. 1 shall constitute Obligations.

         (b) TERM LOAN NO. 2. Subject to the terms and conditions of this Agreement, each Revolving/Term Lender agrees to make a term loan ("Term Loan No. 2") to Borrower in an aggregate principal amount not to exceed such Revolving/Term Lender's Pro Rata

Revolving/Term Share of the Maximum Term Loan No. 2 Amount. Term Loan No. 2 shall be repaid in monthly principal installments of $277,777.77. Each such installment shall be due and payable on the first day of each month commencing on October 1, 1999 and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of Term Loan No. 2 is paid in full. In addition, (i) if any portion of the Bridge Loan is outstanding and the sum of the principal balance of Term Loan No. 2 and the Bridge Loan exceeds 81% of the market value of the Pledged Stock (based on a 2 Business Day rolling average of the closing price of the Pledge Stock as determined by Agent), Borrower will prepay Term Loan No. 2 in an amount necessary to eliminate such excess within one Business Day, and (ii) if no portion of Bridge Loan is outstanding and the outstanding principal balance of Term Loan No. 2 exceeds 50% of the market value of the Pledged Stock (based on a 2 Business Day rolling average of the closing price of the Pledged Stock as determined by Agent), Borrower will prepay Term Loan No. 2 in an amount necessary to eliminate such excess within one Business Day. The outstanding principal balance and all accrued and unpaid interest under Term Loan No. 2 shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of Term Loan No. 2 may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Agent. All mandatory and voluntary prepaid amounts shall be applied to the installments due on Term Loan No. 2 in the inverse order of their maturity. All amounts outstanding under Term Loan No. 2 shall constitute Obligations.

         (c) BRIDGE LOAN. Subject to the terms and conditions of this Agreement, each Bridge Lender agrees to make a term loan (the "Bridge Loan") to Borrower in an aggregate principal amount not to exceed such Bridge Lender's Pro Rata Bridge Share of the Maximum Bridge Loan Amount. The Bridge Loan shall be repaid in 11 monthly installments, the first of which installments shall be in the amount equal to the net cash proceeds received by Agent from the sale of any of the Pledged Stock which shall not be less than $20,000,000, payable only with proceeds from the sale of the Pledged Stock and payable on the earlier of the date of such sale and December 26, 1999, and the next 10 of which installments shall each be in an amount equal to 1/10th of the remaining balance of the Bridge Loan and payable commencing on the first day of the first calendar month after the first installment is paid and continuing on the first day of each month thereafter; PROVIDED, that the last installment shall be no later than October 1, 2000. In addition, if at any time the outstanding principal balance of the Bridge Loan exceeds 61% of the market value of the Pledged Stock (based on a 2 Business Day rolling average of the closing price of the Pledged Stock as determined by Agent), Borrower shall make a mandatory prepayment within 1 Business Day in respect of the Bridge Loan in amount necessary to eliminate such excess which prepayment shall be applied to the installments owing in respect of the Bridge Loan in the inverse order of their maturities. The outstanding principal balance and all accrued and unpaid interest under the Bridge Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. All amounts outstanding under the Bridge Loan shall constitute Obligations.

         (d) MAKING OF TERM LOAN NO. 1 AND TERM LOAN NO. 2 BY REVOLVING/TERM LENDERS. Unless Agent receives notice from a Revolving/Term Lender on or prior to the

Closing Date that such Revolving/Term Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Revolving/Term Lender's Pro Rata Revolving/Term Share of such Borrowing, Agent may assume that each Revolving/Term Lender has made or will make such amount available to Agent in immediately available funds on the Closing Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Revolving/Term Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Revolving/Term Lender shall on the Business Day following such the Closing Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice submitted by Agent to any Revolving/Term Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Revolving/Term Lender's Term Loan No. 1 and Term Loan No. 2 on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Closing Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to such Term Loans composing such Borrowing.

         (e) MAKING OF BRIDGE LOAN BY BRIDGE LENDERS. Unless Agent receives notice from a Bridge Lender on or prior to the Closing Date that such Bridge Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Bridge Lender's Pro Rata Bridge Share of such Borrowing, Agent may assume that each Bridge Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Bridge Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Bridge Lender shall on the Business Day following the Closing Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice submitted by Agent to any Bridge Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Bridge Lender's Bridge Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Closing Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Bridge Loan composing such Borrowing.

         (f) REVOLVING/TERM LENDERS' FAILURE TO PERFORM. Term Loan No. 1 and Term Loan No. 2 shall be made by the Revolving/Term Lenders on the Closing Date simultaneously and in accordance with their Pro Rata Revolving/Term Shares. It is understood that (i) no Revolving/Term Lender shall be responsible for any failure by any other Revolving/Term Lender to perform its obligation to make such Term Loans hereunder, nor shall any Revolving/Term Commitment of any Revolving/Term Lender be increased or decreased as a result of any failure by any other Revolving/Term Lender to perform its obligation to make such Term Loans hereunder, and (ii) no failure by any Revolving/Term Lender to perform its obligation to make such Term Loans hereunder shall excuse any other Revolving/Term Lender from its obligation to make such Term Loans hereunder.

                  (g) BRIDGE LENDERS' FAILURE TO PERFORM. The Bridge Loan shall be made by the Bridge Lenders on the Closing Date simultaneously and in accordance with their Pro Rata Bridge Shares. It is understood that (i) no Bridge Lender shall be responsible for any failure by any other Bridge Lender to perform its obligation to make the Bridge Loan hereunder, nor shall the Bridge Commitment of any Bridge Lender be increased or decreased as a result of any failure by any other Bridge Lender to perform its obligation to make the Bridge Loan hereunder, and (ii) no failure by any Bridge Lender to perform its obligation to make the Bridge Loan hereunder shall excuse any other Bridge Lender from its obligation to make the Bridge Loan hereunder.

     2.4. PAYMENTS.

         (a) PAYMENTS BY BORROWER.

                  (i) All payments to be made by Borrower shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent for the account of the Lenders at Agent's address set forth in SECTION 12, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                  (ii) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                  (iii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Reference Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                  (b) APPORTIONMENT, APPLICATION, AND REVERSAL OF PAYMENTS. Except as otherwise provided with respect to Defaulting Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances or the Term Loans to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Agent's sole and separate account) shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to Agent and so long as no Event of Default exists, all such payments not relating to principal or interest of specific Advances or the Term Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by Agent, shall be applied, FIRST, to pay any fees, or expense reimbursements then due to Agent from Borrower; SECOND, to pay any fees or expense reimbursements then due to the Lenders from Borrower; THIRD, to pay interest due in respect of all Advances (including Foothill Loans and Agent Advances) and the Term Loans; FOURTH, to pay or prepay principal of Foothill Loans and Agent Advances; FIFTH, ratably to pay principal of the Advances (other than Foothill Loans and Agent Advances); SIXTH, ratably to repay the principal of Term Loan No. 1 and Term Loan No. 2; SEVENTH, to be held by Agent as cash collateral in accordance with SECTION 2.2(e) hereof with respect to unreimbursed obligations in respect of Letters of Credit; EIGHTH, ratably to repay the principal of Bridge Loan; and NINTH, ratably to pay any other Obligations due to Agent or any Lender by Borrower; PROVIDED, that notwithstanding the foregoing, proceeds of the Pledged Stock received by Agent shall be applied, FIRST to pay any fees or expense reimbursements related to the Bridge Loan and the Pledged Stock, SECOND, ratably to pay principal of the Bridge Loan and, thereafter, in accordance with the initial portion of this sentence; PROVIDED, FURTHER, that so long as no Event of Default exists, any and all payments made by Telxon Canada or Telxon U.K. constituting proceeds of Collateral on or in respect of Obligations, including proceeds or collections of the Collateral of Telxon Canada or Telxon U.K., shall be applied to pay or prepay principal of the Foothill Loans and Agent Advances and then to pay or prepay principal of the Advances other than Foothill Loans and Agent Advances and to provide cash collateral in respect of outstanding Letters of Credit or any unrepaid reimbursement obligations in respect thereof, as applicable, and thereafter to pay interest due in respect of Advances and Term Loans. Notwithstanding the foregoing, if an Event of Default exists, all payments remitted to Agent shall be applied FIRST, to pay any fees, or expense reimbursements then due to Agent from Borrower; SECOND, to pay any fees or expense reimbursements then due to the Lenders from Borrower; THIRD, to pay interest due in respect of all Advances (including Foothill Loans and Agent Advances) and the Term Loans; FOURTH, to pay or prepay principal of Foothill Loans and Agent Advances; and FIFTH, to the remaining Obligations in such order and manner as elected by the Required Revolving/Term Lenders (or if the Revolving/Term Commitment has been terminated and the Revolving Loan, Term Loan No. 1, Term Loan No. 2 and the Obligations with respect to Letters of Credit have been satisfied in full, as elected by the Required Bridge Lenders); PROVIDED, that until the Bridge Loan has been repaid in full, regardless of whether an Event of Default exists, proceeds of Pledged Stock shall be applied as provided in the immediately preceding sentence.

                  (C) DEFAULTING LENDERS. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, Pro Rata Revolving/Term Shares and Pro Rata Bridge Shares, such Defaulting Lender shall be deemed not to be a "Bridge Lender", "Lender" or "Revolving/Term Lender" and such Lender's Commitment, Bridge Commitment and Revolving/Term Commitment shall be deemed to be zero (-0-). This section shall remain effective with respect to such Lender until the Obligations under this Agreement shall have been declared or shall have become immediately due and payable. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

     2.5. OVERADVANCES.

                  If, at any time or for any reason, the amount of Obligations pursuant to SECTIONS 2.1 AND 2.2 is greater than either the Dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.2 (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priority set forth in SECTION 2.4(b).

     2.6. INTEREST AND LETTER OF CREDIT FEES: RATES, PAYMENTS, AND CALCULATIONS.

                  (a) INTEREST RATE. Except as provided in clause (c) below, (i) all Obligations (except for Eurodollar Rate Loans, the Term Loans and amounts undrawn under Letters of Credit) shall bear interest on the Daily Balance at a per annum rate equal to the Reference Rate plus the Applicable Revolving Margin,
(ii) all Advances that are Eurodollar Rate Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate for the applicable Interest Period plus the Applicable Revolving Margin, (iii) the portion of Term Loan No. 1 or the Bridge Loan that is a Reference Rate Loan shall bear interest at a per annum rate equal to the Reference Rate plus 0.50%, (iv) the portion of Term Loan No. 1 or the Bridge Loan that is a Eurodollar Rate Loan shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate for the applicable Interest period plus 2.75%, and (v) Term Loan No. 2 shall bear interest at a fixed per annum rate of 12.5%; PROVIDED, that notwithstanding the foregoing at all times on or after the earlier of December 26, 1999 and the date of any sale of the Pledged Stock, the Bridge Loan shall bear interest at a fixed per annum rate of 15.5%.

                  (b) LETTER OF CREDIT FEE. Borrower shall pay Agent, for the ratable benefit of the Revolving/Term Lenders a fee (in addition to the charges, commissions, fees, and costs set forth in SECTION 2.2(D)) equal to 1.25% per annum times the Daily Balance of the amount of the undrawn Letters of Credit.

                  (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default, all Obligations (except for the Letter of Credit fee provided in SECTION 2.6(b)) shall bear interest at a rate per annum of 3% in excess of the rate otherwise applicable to such Obligations; PROVIDED, the Bridge Loan will bear interest at a fixed per annum rate of 15.5%. In addition, the Letter of Credit fee provided in SECTION 2.6(b) shall be increased to 4.25% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month;

                  (d) PAYMENTS. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Agent, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in SECTION 2.2(d) (as and when accrued or incurred), the fees and charges provided for in SECTION 2.11 (as and when accrued or incurred), and all installments or other payments due under any Term Loan other than the Bridge Loan or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                  (e) COMPUTATION. The Reference Rate as of the date of this Agreement is 8.25% per annum. In the event the Reference Rate is changed from time to time hereafter, the rate of interest provided for in SECTION 2.6(a) and
SECTION 2.6(c)(i) and (ii) automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                  (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7. COLLECTION OF ACCOUNTS.

                  Borrower shall at all times maintain, and cause each of the other Companies (other than Telxon Canada and Telxon U.K.) to maintain, lockboxes (the "Lockboxes") and, immediately after the Closing Date, (i) shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of each Company (other than Telxon Canada and Telxon U.K.) to remit ALL Collections of such Company in respect thereof to such Lockboxes, and (ii) shall deposit all other Collections received by Borrower from any source immediately upon receipt in to the Lockboxes. Each Company (other than Telxon Canada and Telxon U.K.), Agent, and the applicable Lockbox Bank shall enter into a Lockbox Agreement, which among other things shall provide for the opening of a Lockbox

Account for the deposit of Collections of such Company at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower or by any other Company (other than Telxon Canada and Telxon U.K.) from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by the Company party thereto without the prior written consent of Agent. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Agent Account") maintained by Agent at a depositary selected by Agent.

     2.8. CREDITING PAYMENTS; APPLICATION OF COLLECTIONS.

                  The receipt of any Collections by Agent (whether from transfers to Agent by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under SECTION 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Agent shall be entitled to charge Borrower for one Business Day of 'clearance' or 'float' at the rate set forth in SECTION 2.6(a) or SECTION 2.6(c), as applicable, on all Collections that are received by Agent (regardless of whether forwarded by the Lockbox Banks to Agent, whether provisionally applied to reduce the Obligations under SECTION 2.1, or otherwise). This across-the-board one Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the Lender Group's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Agent, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Agent Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Anything contained herein to the contrary notwithstanding, the economic benefit of the one Business Day clearance or float charge provided for in this SECTION 2.8 is not for the ratable benefit of the Lenders, but instead shall be for the sole and separate account of Agent.

     2.9. DESIGNATED ACCOUNT.

                  Agent, Foothill, and the Lenders are authorized to make the Advances, the Term Loans, and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to SECTION 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Term Loans requested by Borrower and made by Agent, Foothill or the Lenders hereunder. Unless otherwise agreed in writing by Agent and Borrower, any Advance and the Term Loans requested by Borrower and made hereunder shall be made to the Designated Account.

     2.10. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS.

                  Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances and the Term Loans made by Agent, Foothill, or the Lenders to Borrower or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with SECTION 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent Account from any Lockbox Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

     2.11. FEES.

                  Borrower shall pay to Agent for the ratable benefit of the Lender Group (except as otherwise indicated) the following fees:

                  (a) AGENT FEES. Borrower shall pay to Agent, for Agent's sole and separate account, (i) the fees described in those certain Fee Letters dated as of July 30, 1999, which Fee Letters are referred to in the $100,000,000 Commitment Letter, and (ii) the fees described in that certain Fee Letter of even date herewith.

                  (b) UNUSED LINE FEE. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.375% per annum times the Average Unused Portion of the Maximum Revolving Amount, for the ratable benefit of the Revolving/Term Lenders; and.

                  (c) FINANCIAL EXAMINATION, DOCUMENTATION, AND APPRAISAL FEES. For the sole and separate account of Agent: Agent's customary fee of $750 per day per examiner, plus Agent's out-of-pocket expenses (including electronic set-up fees)for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Agent; Agent's customary appraisal fee of $1,500 per day per appraiser, plus Agent's out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Agent; and, the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral;

     2.12. EURODOLLAR RATE LOANS.

                  Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                  (a) BORROWING; CONVERSION; CONTINUATION. Borrower may from time to time, on or after the Closing Date, request in a written or telephonic communication with Agent: (i) Loans (other than Term Loan No. 2 or, at any time after the earlier of December 26, 1999 and the date of any sale of the Pledged Stock, the Bridge Loan) to constitute Eurodollar Rate Loans (pursuant to SECTION 2.12(C)); (ii) that Reference Rate Loans (other than Term Loan No. 2) be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate shall be the last day of the Interest Period of the existing Eurodollar Rate loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continue, or be extended if, as of the proposed funding date therefor each of the following conditions is satisfied:

               (i) no Event of Default exists;

               (ii) no more than 5 Interest Periods may be in effect at any one time (PROVIDED, that no more than 2 Interest Periods with respect to the Bridge Loan may be in effect at any time);

               (iii) the amount of each Eurodollar Rate Loan borrowed, converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

               (iv) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower;

               (v) Agent shall have received such request at least 2 Business Days prior to the proposed funding date therefor;

               (vi) no portion of Term Loan No. 2 shall be a Eurodollar Rate Loan; and

               (vii) no portion of the Bridge shall be a Eurodollar Rate Loan at any time after the earlier of December 26, 1999 and the date of any sale of the Pledge Stock.

Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Agent shall determine under SECTIONS 2.12(a), 2.13 or 2.14 that such Eurodollar Rate Loans cannot be made or continued.

         (b) DETERMINATION OF INTEREST PERIOD. By giving notice as set forth in
SECTION 2.12(A), the Borrower shall have the option of selecting an Interest Period for such Eurodollar Rate Loan. The determination of Interests Periods shall be subject to the following provisions:

                  (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

                  (ii) if any Interest period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                  (iii) if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iv) the Borrower may not select an Interest period which expires after the last day of the then current term of this Agreement.

         (c) AUTOMATIC CONVERSION; OPTIONAL CONVERSION BY AGENT. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least 2 Business Days prior to the end of such Interest period in accordance with the terms of SECTION 2.12(A). Any Eurodollar Rate Loan shall, at Agent's option, upon notice to Borrower, convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (ii) this Agreement shall terminate, and Borrower shall pay to Agent for the benefit of Lenders any amounts required by SECTION 2.15 as a result thereof.

     2.13. ILLEGALITY.

                  Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled and (b) the then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; PROVIDED, HOWEVER, that before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest period with respect thereto, Borrower shall pay to Agent for the benefit of such Lender such amounts, if any, as may be required pursuant to SECTION 2.15. If circumstances subsequently change so that such Lender shall determine that it is no longer so affected, such Lender will promptly notify Agent and Borrower, and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

     2.14. REQUIREMENTS OF LAW.

         (a) If the adoption of or any change in any law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject such Lender to any tax, levy, charge, fee, reduction or withholding of any kind whatsoever with respect to this Agreement or any Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes and the establishment of a tax based on the net income of such Lender or changes in the rate of tax on the net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, Loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

                  (iii) shall impose on such Lender any other condition with respect to this Agreement or any Loan;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans or to increase the cost to such Lender, by an amount which such Lender deems to be material, or to reduce any amount receivable hereunder in respect of Loans, or to forego any other sum payable thereunder or make any new or additional payment on account thereof, then, in any such case, Borrower shall promptly pay to Agent for the benefit of such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; PROVIDED, HOWEVER, that before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow such Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this SECTION 2.14, such Lender shall promptly notify Agent and Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this SECTION 2.14 submitted by such Lender to Agent and Borrower shall be conclusive in the absence of manifest error. If Borrower so notifies Agent and such Lender within 5 Business Days after such Lender notifies Borrower of any increased cost pursuant to the foregoing provisions of this SECTION 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate loans in accordance with SECTION 2.12 and, additionally, reimburse such Lender for any cost in accordance with SECTION 2.16. This covenant shall survive the termination of this Agreement and the payment of all other amounts payable hereunder for 9 months following such termination and repayment.

                  (b) If any Lender shall have determined that the adoption of or any change in any law regarding capital adequacy or in the interpretation or application thereof or compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on such Lender's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such change or compliance (taking into consideration such Lender's or such Person's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Agent and Borrower of a prompt written request therefor, Borrower shall pay to Agent, for the benefit of such Lender, such additional amount or amounts as will compensate such Lender or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for 9 months following such termination and repayment.

     2.15. INDEMNITY.

                  Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement upon the Event of Default or otherwise), including, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to any Lender under this SECTION 2.15 shall be made as though such Lender had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; PROVIDED, HOWEVER, that such Lender may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SECTION 2.15. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of 9 months thereafter.

     2.16. TAXES.

                  Except as provided below in this SECTION 2.16, all payments made by any Company under this Agreement and any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Lender hereunder or under any other Loan Documents, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any other Loan Documents. Whenever any Non-Excluded Taxes are payable by Borrower or any other Company, as promptly as possible thereafter Borrower or such other Company shall send to Agent a certified copy of an original official receipt received by Borrower or such other Company showing payment thereof. If the applicable Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify each Lender for any incremental taxes, interest or penalties that may become payable by such Lender as a result of any such failure. The agreements in this SECTION 2.16 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

3. CONDITIONS; TERM OF AGREEMENT.

     3.1. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE, TERM LOAN, AND LETTER OF CREDIT.

                  The obligation of the Lender Group (or any member thereof) to make the initial Advance and the Term Loans, or to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions on or before the Closing Date:

                   (a) the Closing Date shall occur on or before August 30, 1999;

                  (b) Agent shall have received all financing statements and fixture filings required by Agent, duly executed by each Company (other than Telxon Canada and Telxon

U.K.), and Agent shall have received searches reflecting the filing of all such financing statements and fixture filings and all Liens on property of the Companies (other than Telxon Canada and Telxon U.K.) shall have been terminated except for Permitted Liens;

         (c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

                  (i) the Lockbox Agreements;

                  (ii) the Disbursement Letter;

                  (iii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lenders of their Liens in and to the properties and assets of the Companies (other than Telxon Canada and Telxon U.K.);

                  (iv) the Mortgages;

                  (v) the Stock Pledge Agreement and the Intellectual Property Mortgage; and

                  (vi) such documents as Agent may require for PenRight! to grant Agent and/or Lenders (as required by Agent) a perfected Lien in all of the assets of each such Company.

         (d) Agent shall have received a certificate from the Secretary or an Assistant Secretary of each Company (other than Telxon Canada or Telxon U.K.) attesting to the resolutions of such Company's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Company is a party and authorizing specific officers of such Company to execute the same;

         (e) Agent shall have received copies of each Company's Governing Documents (other than Telxon Canada or Telxon U.K.), as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Company;

         (f) Agent shall have received a certificate of status with respect to each Company (other Telxon Canada or Telxon U.K.), dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Company, which certificate shall indicate that such Company is in good standing in such jurisdiction;

         (g) Agent shall have received certificates of status with respect to each Company (other Telxon Canada or Telxon U.K.), each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Company is in good standing in such jurisdictions;

                  (h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by SECTION 6.10, the form and substance of which shall be satisfactory to Agent and its counsel;

                  (i) Agent shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

                  (j) Agent shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Agent may require;

                  (k) Agent shall have received an opinion of counsel to each Company (other Telxon Canada or Telxon U.K.) in form and substance satisfactory to Agent in its sole discretion;

                  (l) Agent shall have received (i) appraisals of the Real Property Collateral and appraisals of the Equipment, in each case satisfactory to Agent, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) and ALTA surveys for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to Agent;

                  (m) Agent shall have received a phase-I environmental report, and a real estate survey shall have been completed, with respect to the Real Property Collateral, and copies thereof delivered to Agent; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Agent in its sole discretion;

                  (n) Agent shall have received, if requested by Agent, satisfactory evidence that all tax returns required to be filed by each Company have been timely filed and all taxes upon each Company (other Telxon Canada or Telxon U.K.) or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                  (o) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and its counsel;

                  (p) Borrower shall have executed and/or delivered, or caused to be delivered, to Agent at or prior to the closing date such documents as are necessary to grant the Agent a first priority perfected security interest in the Pledged Stock (including all stock certificates evidencing the same and stock powers executed in blank) which shall not be less than 4,976,500 shares. Borrower shall have obtained all consents necessary to grant the security interests referred to in this clause such that such grant of security interest will not breach the terms of any agreement to which Borrower is a party or violate any law applicable to Borrower;

                  (q) Agent shall have completed all lien searches with respect to the Collateral;

                  (r) Borrower shall, at closing, have a level of unused loan availability for Advances under the Agreement in an amount not less than $30,000,000 before giving effect to the payment of accounts payable that are not "current" as determined by Agent; PROVIDED, that Agent shall have determined that the accounts payable have not materially deteriorated since the date of the prospect audit by Agent;

                  (s) Agent shall have confirmed that all unearned maintenance and service billings have been excluded from Eligible Accounts (to be confirmed at the time of the update audit);

                  (t) Agent shall have conducted further analysis of the adequacy of the revenue reversal reserve, to be confirmed at the time of the update audit;

                  (u) Agent shall have conducted an update and a pre-closing audit and the results thereof shall not have differed materially from the previous audit conducted by Agent and shall otherwise be satisfactory to Agent;

                  (v) Agent shall have received and reviewed an updated Business Plan reflecting the initial public offering and secondary offering of the capital stock of Aironet, and the results of such review shall be satisfactory to Agent;

                  (w) Agent shall have completed its legal due diligence, including a review of material contracts (including the indentures with respect to all subordinated debt) and the results thereof shall be satisfactory to Agent;

                  (x) There shall have been no material adverse change in the business, operations, assets, financial condition or prospects of Borrower and Guarantors since March 31, 1999; and

                  (y) Borrower shall have confirmed no broker's fees are due in connection with the loan closing.

Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this SECTION 3.1 have been fulfilled to the satisfaction of such Lender and (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this SECTION 3.1.

     3.2. CONDITIONS PRECEDENT TO ALL ADVANCES AND ALL LETTERS OF CREDIT.

                  The following shall be conditions precedent to all Advances, all Term Loans and all Letters of Credit hereunder:

                  (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                  (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                  (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against any Company, Agent, the Lender Group, or any of their Affiliates; and

                  (d) the amount of the Revolving Facility Usage, after giving effect to the requested Advance or Letter of Credit, shall not exceed the Availability.

The foregoing conditions precedent are not conditions to each Revolving/Term Lender (i) participating in or reimbursing Agent for such Revolving/Term Lenders' Pro Rata Revolving/Term Share of any drawings under Letters of Credit as provided herein, or (ii) participating in or reimbursing Foothill or the Agent for such Revolving/Term Lenders' Pro Rata Revolving/Term Share of any Foothill Loan or Agent Advance as provided herein.

     3.3. CONDITION SUBSEQUENT.

                  As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                  (a) within 30 days of the Closing Date, deliver to Agent the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.10, the form and substance of which shall be satisfactory to Agent and its counsel; and

                  (b) Within 45 days from the Closing Date, Borrower shall have delivered an appraisal of the recurring revenue stream generated by the Borrower's Maintenance and Service Contracts in form and substance satisfactory to Agent.

     3.4. TERM; AUTOMATIC RENEWAL.

                  (a) This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three years from the Closing Date and automatically shall be renewed for successive one year periods thereafter, unless sooner terminated pursuant to the terms hereof.

                  (b) Any party may terminate this Agreement effective on the Renewal Date or on any one year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, the Required Revolving/Term Lenders shall have the right to terminate the obligations of Lenders under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.5. EFFECT OF TERMINATION.

                  (a) On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder or under the other Loan Documents, and Agent's Liens in the Collateral, for the benefit of the Lender Group, shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated.

                  (b) If Borrower has sent a notice of termination pursuant to the provisions of SECTION 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then the Lender Group may, but shall not be required to, renew this Agreement for an additional term of one year.

     3.6. EARLY TERMINATION BY BORROWER.

                  The provisions of SECTION 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the ratable benefit of the Revolving/Term Lenders, in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to (a) 3% of the Maximum Revolving/Term Loan Amount plus the outstanding principal balance of the Bridge Loan if terminated on or prior to the first anniversary of this Agreement; (b) 2% of the Maximum Revolving/Term Loan Amount plus the outstanding principal balance of the Bridge Loan if terminated after the first anniversary of this Agreement, but on or prior to the second anniversary of this Agreement; and (c) 1% of the Maximum Revolving/Term Loan Amount plus the outstanding principal balance of the Bridge Loan if terminated after the second anniversary of this Agreement, but prior to the third anniversary of this Agreement or during any renewal term.

     3.7. TERMINATION UPON EVENT OF DEFAULT.

                  If the Revolving/Term Lenders terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Revolving/Term Lenders lost profits as a result thereof, Borrower shall pay to Agent, for the ratable benefit of the Revolving/Term Lenders, upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by the Revolving/Term Lenders as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION 3.7 shall be deemed included in the Obligations.

4. CREATION OF SECURITY INTEREST.

     4.1. GRANT OF SECURITY INTEREST.

                  Borrower hereby grants to Agent, for the benefit of the Lender Group, continuing Liens on all right, title, and interest of Borrower in and to all currently existing and hereafter acquired or arising Borrower's Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents (together with all Liens in favor of Agent and/or Lenders under the Loan Documents, the "Agent's Liens"). The Agent's Liens in and to the Collateral shall attach to all Collateral without further act on the part of the Lender Group or any Company. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business or other dispositions of Collateral permitted pursuant to SECTION 7.4 of this Agreement, Borrower has no authority, express or implied, to dispose of any item or portion of the Borrower's Collateral. Subject to SECTION 2.4(B), the secured claims of the Lender Group secured by the Collateral shall be of equal priority, and ratable according to the respective Obligations due each member of the Lender Group.

     4.2. NEGOTIABLE COLLATERAL.

                  In the event that any of Borrower's Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower promptly shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

     4.3. COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE
          COLLATERAL.

                  At any time, Agent or Agent's designee may (a) notify customers or Account Debtors that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Agent and/or Lenders for the benefit of the Lender Group, or that Agent, for the benefit of the Lender Group, and/or Lenders, has a security interest therein and (b) if an Event of Default has occurred and while the same is continuing, collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.

     4.4. DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED.

                  At any time upon the request of Agent, Borrower shall execute and deliver and shall cause the other Companies to executed and deliver to Agent all financing statements, collateral assignments, continuation financing statements, fixture filings, security agreements, pledges, assignments, mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Agent reasonably may request, in form satisfactory to Agent, to perfect and continue perfected the Agent's Liens on the Collateral (whether now owned or hereafter arising or acquired), and in order to consummate fully all of the transactions contemplated hereby and under the other the Loan Documents.

     4.5. POWER OF ATTORNEY.

                  Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4,
(b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and promptly forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Groups' obligations to extend credit hereunder are terminated.

     4.6. RIGHT TO INSPECT; APPRAISALS.

                  (a) Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Company Books of any Company and to check, test, and appraise the Collateral in order to verify each Company's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

                  (b) Borrower will cause an appraiser acceptable to Agent to deliver new full appraisals of the Companies' Equipment and Real Property Collateral that were conducted in a manner satisfactory to Agent on an annual basis. In addition, Borrower will cause desk top appraisals of Companies' Equipment prepared by an appraiser acceptable to Agent to be delivered to Agent in a form satisfactory to Agent on a semi-annual basis.

     4.7. CONTROL AGREEMENTS.

                  Borrower agrees that it will not, and it will not permit any other Company to, transfer assets out of any Securities Accounts other than as permitted under SECTION 7.22 and, if to another securities intermediary, unless each of such Company, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other investment property shall be modified by any Company without the prior written consent of Agent. Upon the occurrence and during the continuance of a Default or Event of Default, Agent may notify any securities intermediary to liquidate or transfer the applicable Securities Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Agent Account.

5. REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, Term Loan or Letter of Credit made thereafter, as though made on and as of the date of the making of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

     5.1. NO ENCUMBRANCES.

                  Each Company has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

     5.2. ELIGIBLE ACCOUNTS.

                  The Eligible Accounts of each Borrowing Base Company are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of such Borrowing Base Company's business, unconditionally owed to such Borrowing Base Company without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. No Borrowing Base Company has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

     5.3. ELIGIBLE INVENTORY.

                  All Eligible Inventory is of good and merchantable quality, free from defects.

     5.4. EQUIPMENT.

                  All of the Equipment of a Company is used or held for use in such Company's business and is fit for such purposes.

     5.5. LOCATION OF INVENTORY AND EQUIPMENT.

                  The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party except those identified on SCHEDULE 6.12 and are located only at the locations identified on SCHEDULE 6.12 or otherwise permitted by SECTION 6.12.

     5.6. INVENTORY RECORDS.

                  Each Company keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of such Company's Inventory, and such Company's cost therefor.

     5.7. LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN.

                  The chief executive office of each Company is located at the address set forth on SCHEDULE 5.7 indicated in the preamble to this Agreement and each Company's FEIN is set forth on SCHEDULE 5.7.

     5.8. DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each Company is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any jurisdiction where the failure to be so licensed or qualified reasonably could be expected to constitute a Material Adverse Change.

                  (b) Set forth on SCHEDULE 5.8, is a complete and accurate description of the authorized capital Stock of each Company, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of such shares that are held in each Company's treasury. All such outstanding shares have been validly issued and, as of the Closing Date, are fully paid, nonassessable shares free of contractual preemptive rights. The issuance and sale of all such shares have been in compliance with all applicable federal, state securities and foreign laws. Other than as described on SCHEDULE 5.8, there are no subscriptions, options, warrants, or calls relating to any shares of any Company's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

                  (c) Set forth on SCHEDULE 5.8, is a complete and accurate list of each Company's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Company. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                  (d) Except as set forth on SCHEDULE 5.8, no capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital Stock) of any direct or indirect Subsidiary of any Company is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

     5.9. DUE AUTHORIZATION; NO CONFLICT.

                  (a) The execution, delivery, and performance by each Company of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                  (b) The execution, delivery, and performance by each Company of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, provincial or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to it, its Governing Documents, or any order, judgment, or decree of any court or other Governmental Authority binding on it, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation.

                  (c) Other than the taking of any action expressly required under this Agreement and the Loan Documents, the execution, delivery, and performance by each Company of the Loan Documents to which it is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                  (d) The Loan Documents to which a Company is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Company will be the legally valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforcement may be limited by equitable principles, by public policy or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                  (e) The Agent's Liens granted by each Company to Agent, for the benefit of the Lender Group, in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

     5.10. LITIGATION.

                  There are no actions or proceedings pending by or against any Company before any court or administrative agency and Borrower does not have knowledge or belief of any pending or threatened litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Company or any guarantor of the Obligations, except for: (a) ongoing collection matters in which a Company is the plaintiff; (b) matters disclosed on SCHEDULE 5.10; and (c) matters presently existing or arising after the date hereof that, if decided adversely to a Company, reasonably could not be expected to result in a Material Adverse Change.

     5.11. NO MATERIAL ADVERSE CHANGE.

                  All financial statements relating to any Company or any guarantor of the Obligations that have been delivered to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present such Company's (or such guarantor's, as applicable) financial condition as of the date thereof and such Company's results of operations for the period then ended. There has not been a Material Adverse Change with respect to any Company (or such guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

     5.12. NO FRAUDULENT TRANSFER.

                  (a) Each Company is Solvent.

(b) No transfer of property is being made by any Company and no obligation is being incurred by any Company in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Company.

     5.13. EMPLOYEE BENEFITS.

                  None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on SCHEDULE 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan has incurred any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement that could reasonably be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

     5.14. ENVIRONMENTAL CONDITION.

                  None of any Company's properties or assets or any properties now or previously in its charge, management or control has ever been used by such Company or, to the best of such Company's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of such Company's properties or assets or any properties now or previously in its charge, management or control has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal, movable or immovable, property owned or operated by any Company. No Company has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Company resulting in the releasing or disposing of Hazardous Materials into the environment.

     5.15. BROKERAGE FEES.

                  No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement, and no Company has utilized the services of any broker or finder in connection with Borrower's obtaining financing from the Lender Group under this Agreement.

     5.16. PERMITS AND OTHER INTELLECTUAL PROPERTY.

                  Each Company owns or possesses adequate licenses or other rights to use all Permits, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (collectively, the "Intellectual Property") that are necessary for the operation of its business as currently conducted. Except as set forth on SCHEDULE 5.16, no claim is pending or threatened to the effect that any Company infringes upon, or conflicts with, the asserted rights of any other Person under any Intellectual Property, and to the best of Borrower's knowledge there is no basis for any such claim (whether pending or threatened). No claim (which if adversely decided against a Company, could reasonably be expected to result in a Material Adverse Change) is pending or threatened to the effect that any such Intellectual Property owned or licensed by any Company, or in which any Company otherwise has the right to use is invalid or unenforceable by Borrower, and to the best of Borrower's knowledge there is not basis for any such claim (whether or not pending or threatened).

6. AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Required Lenders shall otherwise consent in writing, Borrower shall, and shall cause each other Company, do all of the following:

     6.1. ACCOUNTING SYSTEM.

                  Maintain, and cause the other Companies to maintain, a standard and modern system of accounting that enables Borrower to produce consolidated and consolidating financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may reasonably be requested by Agent. Borrower and each other Company also shall keep an inventory reporting system that adequately shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

     6.2. COLLATERAL REPORTING.

                  Provide Agent with the following documents at the following times in form satisfactory to Agent: (a) on each Business Day, a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, (b) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts which shall classify Accounts by type (VADs, VARs, Large Installs, etc.) and be aged in 30 day increments out to 180 days from invoice date, together with supporting documentation and a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent, (c) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, a summary aging, by vendor, of each Company's accounts payable and any book overdraft, (d) on a weekly basis, Inventory reports specifying each Company's cost and the wholesale market value of its Inventory by category, with additional detail showing additions to and deletions from the Inventory, (e) on each Business Day, notice of all returns, disputes, or claims since the delivery of the previous notice pursuant to this clause (e), (f) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by each Company, purchase orders and invoices, (g) on a quarterly basis, a detailed list of each Company's customers including the name, address, phone number and contact for each customer, (h) on a monthly basis, a calculation of the Dilution for the prior month; (i) within 30 days after the end of each month, a detailed report of all loans, loan repayments, interest, payments or distributions between any of the other Companies and Borrower, containing a calculation of all withholding taxes paid or payable in respect thereof, together with evidence of the payment and remittance when due of all such withholding taxes to the applicable Governmental Authority; and (j) such other reports as to the Collateral or the financial condition of each Company as Agent may reasonably request from time to time. Original sales invoices evidencing daily sales shall be mailed to each Account Debtor and, at Agent's direction, the invoices shall indicate on their face that the Account has been assigned to the Lender Group and that all payments are to be made directly to Agent for the benefit of the Lender Group.

     6.3. FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

                  Deliver to Agent, with copies to each Lender: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period, on a consolidated and consolidating basis (PROVIDED, that in the case of the monthly financial statements for the last month of each of Borrower's fiscal quarters, Borrower may satisfy the requirements of this clause (a) by its delivery of drafts of such financial statements within the aforesaid 30-day period, which shall be superseded by the quarterly financial statements included in Borrower's Form 10-Q Quarterly Reports provided pursuant to the next paragraph of this SECTION 6.3 or the annual financial statements provided pursuant to clause (b) of this paragraph, as applicable); and (b) as soon as available, but in any event within 95 days after the end of each of Borrower's fiscal years, financial statements of Borrower, on a consolidated and consolidating basis, for each such fiscal year, audited (in the case of the consolidated financial statements only) by independent certified public accountants reasonably acceptable to Agent and certified (in the case of the consolidated financial statements only), without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management.

                  Together with the above, Borrower also shall deliver to Agent, with copies to each Lender, Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the SEC, if any, within 5 days after the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by the Lender Group relating to the financial condition of Borrower.

                  Each month (other than (1) the last month of each of Borrower's first three fiscal quarters, in which case the certificate shall be provided together with the Form 10-Q Quarterly Reports provided pursuant to the immediately preceding paragraph of this SECTION 6.3, and (2) the last month of Borrower's fourth fiscal quarter, in which case the certificate shall be provided with the delivery of the annual audited financial statements), together with the financial statements provided pursuant to clause (a) of this SECTION 6.3, Borrower shall deliver to Agent, with copies to each Lender, a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to any one or more members of the Lender Group hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, on a consolidated and consolidating basis, (ii) the representations and warranties of each Company contained in the Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in SECTION 7.20 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in SECTION 7.20, and (iv) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                  Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Agent and to release to Agent whatever financial information concerning each Company that Agent may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Agent, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Agent any information they may have regarding each Company's business affairs and financial conditions.

     6.4. TAX RETURNS.

                  Deliver to Agent copies of each of Borrower's future federal income tax returns and Canadian and/or provincial income tax returns, and any amendments thereto, within 30 days after the filing thereof with the Internal Revenue Service or any other applicable Governmental Authority.

     6.5. [INTENTIONALLY OMITTED].

     6.6. RETURNS.

                  Cause returns and allowances, if any, as between each Company and its Account Debtors to be on the same basis and in accordance with the usual customary practices of such Company, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to a Company, such Company promptly shall determine the reason for such return and, if such Company accepts such return, issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to a Company, such Company promptly shall determine the reason for such return and, if Agent consents (which consent shall not be unreasonably withheld or delayed), issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor.

     6.7. TITLE TO EQUIPMENT.

                  Upon Agent's request, Borrower shall, and Borrower shall cause each other Company to, promptly deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment of such Company.

     6.8. MAINTENANCE OF EQUIPMENT.

                  Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not, and shall not permit any other Company to, permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

     6.9. TAXES.

                  (a) Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against it or any of its property or assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien) shall be the subject of a Permitted Protest.

                  (b) Make due and timely payment or deposit of all such federal, state, provincial and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.

                  (c) Make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits.

     6.10. INSURANCE.

                  (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall, and shall cause each other Company to, maintain business interruption, public liability, product liability, and property damage insurance relating to such Company's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                  (b) At its expense, obtain and maintain (i) insurance of the type necessary to insure the Improvements and Chattels (as such terms are defined in the Mortgages), for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Agent may require, but in any event in amounts sufficient to prevent a Company from becoming a co-insurer under such policies,
(ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property Collateral, in an amount satisfactory to Agent; (iii) business rental insurance covering annual receipts for a 12 month period for each leased parcel of Real Property Collateral; and (iv) insurance for such other risks as Agent may reasonably require. Replacement costs, at Agent's option, may be redetermined by an insurance appraiser, satisfactory to Agent, not more frequently than once every 12 months at Borrower's cost.

                  (c) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Agent. All insurance required herein shall be written by companies which have a Best's rating of A for capital and X for financial stability. All hazard insurance and such other insurance as Agent shall specify, shall contain a Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Agent, showing Agent as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this SECTION 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Agent and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Company or the Lender Group which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property Collateral for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by the Lender Group pursuant to the Mortgages upon the happening of an Event of Default, or (iii) any change in title or ownership of the Real Property Collateral. Borrower shall, and shall cause the Companies to, deliver to Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                  (d) Original policies or certificates thereof satisfactory to Agent evidencing such insurance shall be delivered to Agent at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Agent prompt notice of any loss covered by such insurance, and Agent shall have the right to adjust any loss. Prior to the occurrence of an Event of Default, Borrower may adjust all losses payable under any such insurance policies so long as the loss does not exceed $100,000. Agent shall have the exclusive right to adjust all other losses payable under any such insurance policies without any liability to any Company whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Agent to be applied (subject to SECTION 2.4(b) in the case of Telxon Canada and Telxon U.K.) at the option of the Required Revolving/Term Lenders, or if the Revolving/Term Commitment equals zero, the Required Bridge Lenders either to the prepayment of the Obligations without premium, in such order or manner as Agent may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Agent for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, the Lender Group shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Agent shall determine.

                  (e) Borrower shall not, and shall not permit any Company to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this SECTION 6.10, unless Agent is included thereon as named insured with the loss payable to Agent under a standard 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Agent.

     6.11. NO SETOFFS OR COUNTERCLAIMS.

                  Make payments hereunder and under the other Loan Documents by or on behalf of such Company without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

     6.12. LOCATION OF INVENTORY AND EQUIPMENT.

                  Keep the Inventory and Equipment only at the locations identified on SCHEDULE 6.12; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE
6.12 to alter location(s) and/or add new location(s) so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States or in the case of Telxon Canada within any province of Canada other than Quebec, or in the case of Telxon U.K. within England, and so long as, at the time of such written notification, Borrower provides, and causes each other Company to provide, any financing statements or fixture filings necessary or advisable to perfect and continue perfected the Agent's Liens on such assets and also provides to Agent a Collateral Access Agreement.

     6.13. COMPLIANCE WITH LAWS.

                  Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

     6.14. EMPLOYEE BENEFITS.

                  (a) Cause to be delivered to Agent: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or should have known that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                  (b) Cause to be delivered to Agent, upon Agent's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan and any Canadian pension plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions;
(vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

     6.15. LEASES.

                  Pay when due, and cause each other Company to pay when due, all rents and other amounts payable under any leases to which Borrower or any other Company is a party or by which Borrower's or any other Company's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower or any other Company fails timely to make payment of such rents and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

     6.16. BROKER COMMISSIONS.

                  Pay any and all brokerage commission or finders fees incurred or payable in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement.

     6.17. YEAR 2000.

                  Each Company has begun to undertake a comprehensive review and assessment of its computer applications and has begun to make inquiry of its material suppliers, vendors and customers. Based on the foregoing, Borrower reasonably believes that what is commonly referred to as the "Year 2000 problem" (that is, the risk that computer applications used by any Person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) will not result in a Material Adverse Change on the operations, business, properties, or conditions (financial or otherwise) of any Company. Each Company is taking all necessary and appropriate steps to ascertain the extent of, quantify and successfully address the business and financial risks facing such Company as a result of the Year 2000 problem, including ascertaining risks resulting from the failure of key customers and suppliers of Borrower to address successfully the Year 2000 problem, and Borrower's material computer applications will, on a timely basis, adequately address the Year 2000 problem in all material respects. Borrower will provide Agent with evidence by October 31, 1999 that all of each Company's mission critical systems are Year 2000 compliant.

     6.18. SALE OF PLEDGED STOCK.

                  On or before December 26, 1999, Borrower shall cause all or a portion of the Pledged Stock to be sold in a transaction consummated in accordance with applicable law in which the net cash proceeds received by Agent for such Pledged Stock are at least $20,000,000.

7. NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not, and will not permit any other Company to, do any of the following without Required Lenders' prior written consent:

     7.1. INDEBTEDNESS.

                  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                  (a) Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

                  (b) Indebtedness set forth on SCHEDULE 7.1;

                  (c) Indebtedness secured by Permitted Liens; and

                  (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and
(iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.

     7.2. LIENS.

                  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
SECTION 7.1(D) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

     7.3. RESTRICTIONS ON FUNDAMENTAL CHANGES.

                  (a) Enter into any merger, consolidation, reorganization, amalgamation, arrangement or recapitalization, or reclassify its capital Stock.

                  (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

                  (c) Convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

     7.4. DISPOSAL OF ASSETS.

                  Sell, lease, assign, transfer, or otherwise dispose of any of its properties or assets other than sales of Inventory to buyers in the ordinary course of its business as currently conducted and sales of fixed assets to the extent that the proceeds thereof exceed 120% of the orderly liquidation value of such assets, the proceeds of such sale are delivered to Agent to prepay the principal balance of Term Loan No. 1 in the amount of such proceeds and then to the other Obligations as otherwise provided herein, and the aggregate amount of such sales do not exceed $100,000 during any fiscal year of Borrower.

     7.5. CHANGE NAME.

                  Change its name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or, unless a timely financing statement has been filed with respect to the same, add any new fictitious name.

     7.6. GUARANTEE.

                  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to its account or which are transmitted or turned over to Agent, and (b) unsecured guarantees by Borrower of its Subsidiaries trade credit, office leases and other ordinary course obligations; PROVIDED, that the aggregate amount of obligations guaranteed pursuant to this clause (b) may not exceed $300,000 at any one time outstanding.

     7.7. NATURE OF BUSINESS.

                  Make any change in the principal nature of its business.

     7.8. PREPAYMENTS AND AMENDMENTS.

                  (a) Except in connection with a refinancing permitted by
SECTION 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                  (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under SECTIONS 7.1(B), (c), OR (d).

     7.9. CHANGE OF CONTROL.

                  Cause, permit, or suffer, directly or indirectly, any Change of Control.

     7.10. CONSIGNMENTS.

                  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

     7.11. DISTRIBUTIONS.

                  Make any distribution or declare or pay any dividends (in cash or other property, other than capital Stock) (except that Borrower may continue to pay its historic $.01 per share annual cash dividend if it deems appropriate so long as (a) the aggregate amount of such dividends for any year does not exceed $200,000, (b) no Event of Default has occurred and is continuing, and (c) after giving effect to such payment, unused loan availability under SECTION 2.1 exceeds $3,000,000) on, or purchase, acquire, redeem, or retire any of Borrower's capital Stock, of any class, whether now or hereafter outstanding.

     7.12. ACCOUNTING METHODS.

                  Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or any Company's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agrees that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

     7.13. INVESTMENTS.

                  Except as set forth on SCHEDULE 7.13, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

     7.14. TRANSACTIONS WITH AFFILIATES.

                  Directly or indirectly enter into or permit to exist any material transaction with any of its Affiliate except for transactions that are in the ordinary course of its business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to it than would be obtained in an arm's length transaction with a non-Affiliate.

     7.15. SUSPENSION.

                  Suspend or go out of a substantial portion of its business.

     7.16. [INTENTIONALLY OMITTED].

     7.17. USE OF PROCEEDS.

                  Use the proceeds of the Advances made hereunder for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lenders, (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, and (iii) to pay previously disclosed accounts payable with the proceeds of the Bridge Loan, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

     7.18. CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES.

                  Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, Borrower provides, or causes such Company to provide, any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent, except for the third party locations described on schedule 6.12.

The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

     7.19. NO PROHIBITED TRANSACTIONS UNDER ERISA.

                  Directly or indirectly:

                  (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                  (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                  (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                  (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                  (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                  (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                  (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

     7.20. FINANCIAL COVENANTS.

                  (a) MINIMUM SERVICE REVENUES. So long as any portion of Term Loan No. 2 is outstanding, permit the revenues generated pursuant to the Maintenance and Service Contracts of Borrower to be less than $60,000,000 for any period of 4 consecutive calendar quarters.

                  (b) MINIMUM COLLECTION AMOUNT. At any time, permit the outstanding Obligations (other than the Bridge Loan) to exceed the amount of Collections with respect to the Accounts of the Borrowing Base Companies during the immediately preceding 90 days;

                  (c) MINIMUM EBITDA. Permit EBITDA for any period set forth below to be less than the amount set forth opposite such period:

                                           Period                                  Amount
                                           ------                                  ------
                    6 months ending September 30, 1999                            ($11,904,000)
                    9 months ending December 31, 1999                              ($4,030,000)
                    12 months ending March 31, 2000                                 $6,786,000
                    12 months ending June 30, 2000                                 $31,451,000
                    12 months ending September 30, 2000                            $40,526,000
                    12 months ending December 31, 2000                             $47,184,000
                    12 months ending March 31, 2001                                $42,483,000
                    12 months ending June 30, 2001 and the 12 months               $45,000,000
                    ending on the last day of each calendar quarter
                    thereafter

                  (d) TANGIBLE NET WORTH. Permit Tangible Net Worth as of the last day of each quarter set forth below to be less than the amount set forth opposite such quarter:

                                       Fiscal Quarter                              Amount
                                       --------------                              ------
                    September 30, 1999                                            ($36,658,000)
                    December 31, 1999                                             ($17,788,000)
                    March 31, 2000                                                ($15,217,000)
                    June 30, 2000                                                 ($13,249,000)
                    September 30, 2000                                             ($9,376,000)
                    December 31, 2000                                              ($2,118,000)
                    March 31, 2001 and at all times thereafter                      $7,198,000

     7.21. CAPITAL EXPENDITURES.

                  Make capital expenditures in any fiscal year set forth below in excess of the amount set forth opposite such fiscal year:

                                           Period                                  Amount
                                           ------                                  ------
                    Fiscal year ending March 31, 2000                              $22,000,000
                    Fiscal year ending March 31, 2001 and each fiscal              $12,000,000
                    year thereafter

     7.22. SECURITIES ACCOUNTS.

                  Establish or maintain any Securities Account unless Agent shall have received a Control Agreement, duly executed and in full force and effect, in respect of such Securities Account. Borrower agrees that it will not, and it will not permit any Company to, transfer assets out of any Securities Accounts; PROVIDED, HOWEVER, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Companies may use such assets to the extent permitted by this Agreement.

     7.23. MATERIAL CONTRACTS .

                  Amend, terminate or otherwise modify any of the contracts, agreements or instruments listed on SCHEDULE 7.23.

     7.24. VALUE OF EQUIPMENT AND REAL PROPERTY.

                  At any time permit the outstanding principal balance of Term Loan No. 1 to exceed 80% of the orderly liquidation value of Borrower's Equipment plus 77% of the appraised quick sale value of Borrower's Real Property Collateral (with such values based on the appraisals delivered to Agent prior to the Closing Date until updated appraisals have been delivered pursuant to
Section 4.6, and thereafter on the appraisals most recently delivered pursuant to Section 4.6).

     7.25. SYMBOL PURCHASE AGREEMENT.

                  Permit purchases by Borrower of Inventory pursuant to the Agreement between Symbol Technologies, Inc. and Borrower dated as of June 22, 1999 to exceed $8,000,000 in the aggregate or permit any obligations under such agreement to remain outstanding at any time after September 30, 2000.

8. EVENTS OF DEFAULT.

                  Any one or more of the following events, after the expiration of all applicable grace periods, shall constitute an event of default (each, an "Event of Default") under this Agreement:

                  8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

                  8.2 (a) If any Company fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement contained in SECTIONS 6.1 (Accounting System), 6.4 (Tax Returns), 6.7 (Title to Equipment),
6.8 (Maintenance of Equipment), 6.12 (Location of Inventory and Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits) or 6.15 (Leases) of this Agreement and such failure continues for a period of 15 Business Days; (b) if any Company fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement contained in SECTION 6.2 (Collateral Reporting) or SECTION 6.3 (Financial Statements, Reports, Certificates) of this Agreement and such failure continues for a period of 5 Business Days; or (c) if any Company fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this SECTION 8, in which event such other provision of this SECTION 8 shall govern; provided, that during any period of time that any such failure or neglect of any Company referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Lenders shall not be required during such period to make Advances to Borrower;

                  8.3 If there is a Material Adverse Change;

                  8.4 If any material portion of any Company's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.5 If an Insolvency Proceeding is commenced by any Company;

                  8.6 If an Insolvency Proceeding is commenced against any Company and any of the following events occur: (a) such Company consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, Agent, Foothill, and any other member of the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) any rights of Agent or Lenders are stayed under the laws of Canada or any Province thereof, (e) an interim trustee, monitor, receiver or similar official is appointed in respect of such Company; or (f) an order for relief shall have been issued or entered therein;

                  8.7 If any Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of any Company's properties or assets by the United States Government or Canadian Government, or any department, agency, or instrumentality thereof, or by any state, provincial, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Company's properties or assets and the same is not paid on the payment date thereof;

                  8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Company's properties or assets;

                  8.10 If there is a default under any of: (i) Indenture dated as of June 1, 1987 between Telxon Corporation and Ameritrust Company National Association, (ii) Indenture dated as of December 1, 1995 (the "1995 Indenture") between Telxon Corporation and Bank One Trust Company, N.A., (iii) the Amended and Restated Agreement dated as of September 30, 1992 by and between Symbol Technologies, Inc., MSI Data Corporation and Borrower (the "Symbol License"), and (iv) the License, Rights and Supply Agreement dated March 31, 1998 between Aironet and Borrower (the "Aironet License"); or if the Symbol License or Aironet License is terminated; or if there is a default under any material agreement to which any Company is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or
(b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of any Company's obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; PROVIDED, that in any of the foregoing circumstances, any applicable grace period has expired;

                  8.11 If any Company makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

                  8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by any Company or any officer, employee, agent, or director of any Company, or if any such warranty or representation is withdrawn; or

                  8.13 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

9. THE LENDER GROUP'S RIGHTS AND REMEDIES.

     9.1. RIGHTS AND REMEDIES.

                  (a) Upon the occurrence, and during the continuation, of an Event of Default, the Required Revolving/Term Lenders (at their election but without notice of their election and without demand), or if the Revolving/Term Commitment has been terminated and the Revolving Loan, Term Loan No. 1, Term Loan No. 2 and Obligations with respect to Letters of Credit have been satisfied, the Required Bridge Lenders, may, except to the extent otherwise expressly provided or required below, authorize and instruct Agent (or in the case of Agent's Liens in favor of any Lender, such Lender) to do any one or more of the following on behalf of the Lender Group (and Agent (or in the case of Agent's Liens in favor of any Lender, such Lender), acting upon the instructions of the Required Revolving/Term Lenders or Required Bridge Lenders, as the case may be, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

                  (i) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                  (ii) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

                  (iii) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting Agent's rights and security interests, for the benefit of the Lender Group, in the Personal Property Collateral or the Real Property Collateral and without affecting the Obligations;

                  (iv) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                  (v) Cause Borrower to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of the Lender Group;

                  (vi) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Borrower's Collateral. Borrower agrees to assemble Borrower's Personal Property Collateral if Agent so requires, and to make Borrower's Personal Property Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where Borrower's Personal Property Collateral is located, to take and maintain possession of Borrower's Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent and Lenders a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                  (vii) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (A) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Lockbox Accounts), or
(B) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

                  (viii) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                  (ix) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) Borrower's Personal Property Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to Borrower's Personal Property Collateral, in completing production of, advertising for sale, and selling any of Borrower's Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit; and

                  (x) Sell Borrower's Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that Borrower's Personal Property Collateral be present at any such sale.

          (b) Upon the occurrence, and during the continuation, of an Event of Default, the Required Bridge Lenders, or with respect to clauses (ii) and (iii) below, if the Bridge Loan has been repaid in full, the Required Revolving/Term Lenders (at their election but without notice of their election and without demand) may, except to the extent otherwise expressly provided or required below, authorize and instruct Agent to do any one or more of the following on behalf of the Bridge Lenders (and Agent, acting upon the instructions of the Required Bridge Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

                  (i) Declare the Bridge Loan, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                  (ii) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Pledged Stock. Borrower authorizes Agent to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Agent's Liens on the Pledged Stock and to pay all expenses incurred in connection therewith; and

                  (iii) Subject to the Lock-Up Agreement, sell the Pledged Stock at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Pledged Stock be present at any such sale.

         (c) Agent shall give notice of the disposition of Borrower's Personal Property Collateral as follows:

                  (i) Agent shall give Borrower and each holder of a security interest in Borrower's Personal Property Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of Borrower's Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                  (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in SECTION 12, at least 5 days (or such longer period as is mandated by law) before the date fixed for the sale, or at least 5 days (or such longer period as is mandated by law) before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of Borrower's Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in Borrower's Personal Property Collateral shall be sent to such addresses as they have furnished to Agent; and

                  (iii) If the sale is to be a public sale, Agent also shall give notice of the time and place by publishing a notice one time at least 5 days (or such longer period as is mandated by law) before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

         (d) The Lender Group may credit bid and purchase at any public sale;

         (e) Upon the occurrence, and during the continuation, of an Event of Default, the Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and

         (f) Any deficiency that exists after disposition of Borrower's Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

     9.2. REMEDIES CUMULATIVE.

                  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

                  If any Company fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by such Company could result in a Material Adverse Change, in its discretion and without prior notice to Companies, Agent may do any or all of the following (and shall give notice of the same to Borrower): (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in SECTION 6.10, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

     11.1. DEMAND; PROTEST; ETC.

                  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

     11.2. THE LENDER GROUP'S LIABILITY FOR COLLATERAL.

                  Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under Section 9207 of the Code (or the mandatory provisions of any other applicable laws), the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person; and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the applicable Company.

     11.3. INDEMNIFICATION.

                  Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this SECTION
11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the other Obligations.

12. NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to the relevant party at its address set forth below:

                   If to Borrower:                TELXON CORPORATION
                                                  3330 West Market Street
                                                  Akron, Ohio 44333
                                                  Attn:  Chief Financial Officer
                                                  Fax No.  (330) 664-2860
                   with copies to:                TELXON CORPORATION
                                                  3330 West Market Street
                                                  Akron, Ohio 44333
                                                  Attn:  Legal Department
                                                  Fax No.:  (330) 664-2009

                   and to:                        GOODMAN WEISS MILLER LLP
                                                  100 Erieview Plaza
                                                  27th Floor
                                                  Cleveland, Ohio  44114
                                                  Attn:  Robert A. Goodman, Esq.
                                                  Fax No.:  (216) 363-5835
                   If to Agent or the Lender      FOOTHILL CAPITAL CORPORATION
                   Group in care of Agent:        11111 Santa Monica Boulevard
                                                  Suite 1500
                                                  Los Angeles, California 90025-3333
                                                  Attn:  Business Finance Division Manager
                                                  Fax No. (310) 478-9788
                   with copies to:                GOLDBERG, KOHN, BELL, BLACK,
                                                  ROSENBLOOM & MORITZ, LTD.
                                                  55 East Monroe Street
                                                  Suite 3700
                                                  Chicago, Illinois 60603
                                                  Attn: Gary Zussman, Esq.
                                                  Fax No. (312) 332-2196

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties. All notices or demands sent in accordance with this SECTION 12, other than notices by the Lender Group in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

                  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.

                  BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. DESTRUCTION OF BORROWER'S DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to any one or more members of the Lender Group may be destroyed or otherwise disposed of by such member of the Lender Group 4 months after they are delivered to or received by such member of the Lender Group, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

     15.1. ASSIGNMENTS AND PARTICIPATIONS.

                  (a) Any Lender may, with the written consent of Agent, assign and delegate to one or more assignees (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee) (each an "Assignee") all, or any part (but if in part, a ratable portion of its Revolving/Term Commitment and Bridge Commitment), of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; PROVIDED, HOWEVER, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance ("Assignment and Acceptance") in form and substance satisfactory to Agent; and (iii) the assignor Lender or Assignee has paid to Agent for Agent's sole and separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

                  (b) From and after the date that Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to SECTION 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

                  (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender PRO TANTO.

                  (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); PROVIDED, HOWEVER, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant shall only be derivative through the originating Lender with whom such Participant participates, and no Participant shall have any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

                  (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower's business.

                  (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     15.2. SUCCESSORS.

                  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to SECTION 15.1 hereof and, except as expressly required pursuant to
SECTION 15.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

16. AMENDMENTS; WAIVERS.

     16.1. AMENDMENTS AND WAIVERS.

                  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:

                  (a) increase or extend the Commitment of any Lender;

                  (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                  (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

                  (d) change the percentage of the Commitments that is required for the Lenders or any of them to take any action hereunder;

                  (e) amend this section or any provision of the Agreement providing for consent or other action by all Lenders;

                  (f) release Collateral other than as permitted by SECTION
17.11;

                  (g) change the definition of "Required Lenders";

                  (h) release Borrower from any Obligation for the payment of money; or

                  (i) amend any of the provisions of ARTICLE 17.

and, PROVIDED FURTHER, HOWEVER, that no amendment, waiver or consent shall, (i) unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document; (ii) unless in writing and signed by Foothill in its individual capacity as a Lender, affect the specific rights or duties of Foothill in its individual capacity as a Lender (as contrasted with rights or duties of Foothill as a member of the Lender Group) under this Agreement or any other Loan Document; (iii) unless in writing and signed by all of the Bridge Lenders, amend or modify SECTION 2.3(C) or the interest or fees applicable to Bridge Loan, and (iv) unless in writing and signed by all of the Revolving/Term Lenders, increase the sublimit for credit available against Eligible Inventory currently contained in clause (y) of
Section 2.1(a). The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

     16.2. NO WAIVERS; CUMULATIVE REMEDIES.

                  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

     17. AGENT; THE LENDER GROUP.

          17.1. APPOINTMENT AND AUTHORIZATION OF AGENT.

                  Each Lender hereby designates and appoints Foothill as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this ARTICLE 17. The provisions of this ARTICLE 17 are solely for the benefit of Agent and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein; PROVIDED, HOWEVER, that certain of the provisions of SECTION 17.10 hereof also shall be for the benefit of Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Foothill is merely the representative of the Lenders, and has only the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Letters of Credit, the Term Loans, the Collateral, the Collections, and related matters;
(b) execute or file any and all financing or similar statements or notices, amendments, renewals, amendments, discharges, main levies, continuations, whole or partial releases, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (c) make Advances, the Letters of Credit, and the Term Loans, for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Each Lender hereby constitutes and appoints Agent as its true and lawful attorney, with full power of substitution, to execute, deliver, register and perform such acts, things and documents as Agent considers appropriate or necessary to give effect to the terms hereof (including all things provided for in paragraph (b) above and all matters provided for in SECTION 17.11(a)), which power of attorney shall survive the termination of this Agreement.

     17.2. DELEGATION OF DUTIES.

                  Except as otherwise provided in this section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct.

     17.3. LIABILITY OF AGENT.

                  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

     17.4. RELIANCE BY AGENT.

                  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     17.5. NOTICE OF DEFAULT OR EVENT OF DEFAULT.

                  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to SECTION 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders and/or the Required Bridge Lenders, as the case may be, in accordance with
SECTION 9; PROVIDED, HOWEVER, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     17.6. CREDIT DECISION.

                  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

     17.7. COSTS AND EXPENSES; INDEMNIFICATION.

                  Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower or any other

Company is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement, the Loan Documents or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

     17.8. AGENT IN INDIVIDUAL CAPACITY.

                  Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill were not Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them. With respect to the Foothill Loans and Agent Advances, Foothill shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms "Lender" and "Lenders" include Foothill in its individual capacity.

     17.9. SUCCESSOR AGENT.

                  Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the

Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this SECTION 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

     17.10. WITHHOLDING TAX.

         (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and
Borrower:

                  (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                  (iii) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such

Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form 1001 as no longer valid.

         (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

         (d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

         (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

     17.11. COLLATERAL MATTERS.

         (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under SECTION 7 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the applicable Company owned no interest at the time the security interest was granted or at any time thereafter; or (iv) constituting property leased to a Company under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of all of the Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this SECTION 17.11; PROVIDED, HOWEVER, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the applicable Company in respect of) all interests retained by the applicable Company, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

         (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the applicable Company or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

     17.12. RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

         (a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

         (b) Subject to SECTION 17.8, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; PROVIDED, HOWEVER, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

     17.13. AGENCY FOR PERFECTION.

                  Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 9 of the UCC or the similar provisions of any other applicable laws can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

     17.14. PAYMENTS BY AGENT TO THE LENDERS.

                  All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to:

                   If to Foothill:       The Chase Manhattan Bank
                                         ABA # 021-000-021
                                         Credit:  Foothill Capital Corporation
                                         Account No. 323-266193
                                         Re:  Telxon Corporation

or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

     17.15. CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS.

                  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

     17.16. FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION.

                  By signing this Agreement, each Lender:

         (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports;

         (b) expressly agrees and acknowledges that neither Foothill nor Agent
(i) makes any representation or warranty as to the accuracy of any Report, or
(ii) shall be liable for any information contained in any Report;

         (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Companies and will rely significantly upon Borrower's books and records, as well as on representations of Companies' personnel;

         (d) agrees to keep all Reports and other material, non-public information regarding Companies and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any BONA FIDE potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; PROVIDED, HOWEVER, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

         (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) Any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof from Borrower; (y) To the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender; and (z) Any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

     17.17. SEVERAL OBLIGATIONS; NO LIABILITY.

                  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in SECTION 17.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

18. GENERAL PROVISIONS.

     18.1. EFFECTIVENESS.

                  This Agreement shall be binding and deemed effective when executed by Borrower and each member of the Lender Group whose signature is provided for on the signature pages hereof.

     18.2. SECTION HEADINGS.

                  Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

     18.3. INTERPRETATION.

                  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     18.4. SEVERABILITY OF PROVISIONS.

                  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     18.5. AMENDMENTS IN WRITING.

                  This Agreement can only be amended by a writing signed by Agent, the requisite Lenders, and Borrower.

     18.6. COUNTERPARTS; TELEFACSIMILE EXECUTION.

                  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The forgoing shall apply to each other Loan Document mutatis mutandis.

     18.7. REVIVAL AND REINSTATEMENT OF OBLIGATIONS.

                  If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     18.8. INTEGRATION.

                  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     18.9. ILLINOIS COLLATERAL PROTECTION ACT.

                  Unless Borrower provides Agent with evidence of the insurance coverage required by SECTION 6.10, Agent may purchase insurance at Borrower's expense to protect Agent's interests in the Collateral. This insurance may, but need not, protect Borrower's interests. The coverage that Agent purchases may not pay any claim that Borrower may make or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

     18.10. CURRENCY ISSUES.

         (a) If, for the purpose of obtaining or enforcing judgment against any Company in any court in any jurisdiction, it becomes necessary to convert into any other currency (such currency being hereinafter in this SECTION 18.10 referred to as the "Judgment Currency") an amount due in Dollars under any Loan Document, the conversion shall be made at the rate of exchange specified by Agent as being the rate available to Agent on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this SECTION 18.10(a) being hereinafter in this SECTION 18.10 referred to as the "Judgment Conversion Date").

         (b) If, in the case of any proceeding in the court of any jurisdiction referred to in SECTION 18.10(a), there is a change in the rate of exchange available to Agent between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the applicable Company shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange specified by Agent as being the rate available to Agent on the date of payment, will produce the amount of Dollars, which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange on the Judgment Conversion Date.

     18.11. DESIGNATED SENIOR INDEBTEDNESS.

         The Obligations constitute "Designated Senior Indebtedness" under the 1995 Indenture.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.


                             TELXON CORPORATION,
                             a Delaware corporation



                             By /s/ Woody M. McGee
                                --------------------
                             Title VP/CFO
                                   -----------------


                             FOOTHILL CAPITAL CORPORATION,
                             a California corporation, individually and as Agent


                             By /s/ Bruce Rivers
                                --------------------
                             Title VP
                                  ------------------



                                     -101-